SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                     of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [X ] Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                             THE MARCUS CORPORATION
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:
             Common Stock, $1 par value, of The Marcus Corporation; and Class B Common Stock, $1 par value, of The Marcus Corporation.

        2)   Aggregate number of securities to which transaction applies:
             425,959 shares of Common Stock and 299,547 shares of Class B Common Stock. See Exhibit A attached hereto.

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): See Exhibit A attached hereto.

        4)   Proposed maximum aggregate value of transaction:  $18,319,026.50

        5)   Total fee paid:  ______________

   [X]  Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                             THE MARCUS CORPORATION

                                     [LOGO]

                      250 East Wisconsin Avenue, Suite 1700
                         Milwaukee, Wisconsin 53202-4220
                     ______________________________________
                  NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held September 29, 1997
                      _____________________________________
   To the Shareholders of
        THE MARCUS CORPORATION:

             NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Shareholders of THE MARCUS CORPORATION ("Company") will be held on Monday, September 29, 1997 at 10:00 A.M., local time, at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, for the following purposes:

        1.   To elect eight directors for the ensuing year.

        2. To consider and act upon a proposal to approve and ratify the Agreement and Plan of Reorganization dated June 30, 1997, between The Marcus Corporation and Guest House Inn, Inc. ("GHI"), which provides for the issuance of (a) approximately 425,959 shares of Common Stock to GHI (based on the closing sale price of the Company's Common Stock on the New York Stock Exchange on May 29, 1997 and subject to adjustment), in exchange for all of the real estate and operating assets owned by GHI (net of the book value of GHI's assumed stated liabilities) and
             (b) 299,547 new shares of Class B Common Stock to GHI in exchange for and cancellation of the existing 299,547 shares of Class B Common Stock owned by GHI, and to amend the Company's Articles of Incorporation to permit the one-time issuance of 299,547 new shares of Class B Common Stock in exchange for and cancellation of the 299,547 existing shares of Class B Common Stock owned by GHI.

        3. To consider and act upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 50,000,000 and the number of authorized shares of Class B Common Stock from 20,000,000 to 33,000,000.

        4. To consider and act upon any other business which may be properly brought before the meeting or any adjournment thereof.

             Only holders of record of the Common Stock and Class B Common Stock as of the close of business on August 8, 1997 will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. Shareholders may vote in person or by proxy. The holders of Common Stock will be entitled to one vote per share and the holders of Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration.

             Shareholders are cordially invited to attend the meeting in person. Even if you expect to attend the meeting in person, to help ensure your vote is represented at the meeting please complete, sign, date and return in the enclosed postage paid return envelope the accompanying proxy which is being solicited by the Board of Directors. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by voting in person at the meeting.

             Accompanying this Notice of 1997 Annual Meeting of Shareholders is a form of proxy and Proxy Statement.

                                      On Behalf of the Board of Directors

                                      Thomas F. Kissinger
                                      General Counsel and Secretary
   Milwaukee, Wisconsin
   August 22, 1997

                             THE MARCUS CORPORATION
                                     [LOGO]
                           __________________________

                                 PROXY STATEMENT
                           __________________________

                                       For
                      1997 Annual Meeting of Shareholders
                          To be Held September 29, 1997

             This Proxy Statement and accompanying form of proxy are being furnished to the shareholders of THE MARCUS CORPORATION ("Company") beginning on or about August 22, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company ("Board") for use at the Company's 1997 Annual Meeting of Shareholders to be held on Monday, September 29, 1997 at 10:00 A.M., local time, at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, and at any adjournment thereof (collectively, "Meeting"), for the purposes set forth in the attached Notice of 1997 Annual Meeting of Shareholders and as described herein.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Meeting and to vote in person. Presence at the Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company's Secretary in writing, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on the proxy, the votes represented thereby will be voted (i) FOR the Board's eight director nominees set forth below;
   (ii) FOR the approval of the Agreement and Plan of Reorganization dated June 30, 1997 between the Company and Guest House Inn, Inc. and the associated amendment to the Company's Articles of Incorporation permitting the one-time issuance of 299,547 new shares of Class B Common Stock in exchange for and cancellation of the 299,547 existing shares of Class B Common Stock owned by GHI; (iii) FOR the amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock and Class B Common Stock; and (iv) on such other shareholder matters which may properly come before the Meeting in accordance with the best judgment of the persons named as proxies.

             Only holders of record of shares of Common Stock ("Common Shares") and Class B Common Stock ("Class B Shares") as of the close of business on August 8, 1997 ("Record Date") are entitled to vote at the Meeting. As of the Record Date, the Company had outstanding and entitled to vote 11,240,376 Common Shares and 8,504,252 Class B Shares. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of Common Shares and the holders of Class B Shares will vote together as a single class on the election of directors at the Meeting, but will vote both as separate classes and together as one class on approval of the proposed transaction between the Company and Guest House Inn, Inc. and the associated amendment to the Company's Articles of Incorporation, as well as on the proposal to amend the Company's Articles of Incorporation to increase the number of authorized Common Shares and Class B Shares. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 96,282,896, consisting of 11,240,376 votes represented by outstanding Common Shares and 85,042,520 votes represented by outstanding Class B Shares.

   __________
   *   Note to Printer:  This is Page 1 (but do not mark as such).

                              ELECTION OF DIRECTORS

             At the Meeting, the Company's shareholders will elect eight directors of the Company, constituting the entire Board, to hold office until the Company's 1998 annual meeting of shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, any of the Board's nominees should for any reason become unable to serve as a director, the votes represented by proxies granting authority to vote for all of the nominees named below, or which do not contain any instructions, will be voted for another replacement nominee selected by the Board.
   Under Wisconsin law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares which are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.

             All of the nominees are shareholder-elected directors of the Company and have served continuously as directors since the indicated date of their election, except for Ulice Payne, Jr. and Philip L. Milstein, who were appointed as directors of the Company by the Board on December 18, 1996. The names of the nominees, together with certain information about each of them as of the Record Date, are set forth below.

             The Company's By-laws provide that a non-employee director may not stand for re-election if he or she has then attained the age of 70.
   As a result, George R. Slater, Lee Sherman Dreyfus and John L. Murray will not stand for re-election to, and will retire from, the Board at the Meeting. The Company expresses its most sincere thanks and appreciation to Messrs. Slater, Dreyfus and Murray for their many years of service to the Company and for their valued advice and guidance.



                                                                                                                    Director
           Name                             Current Principal Occupation                         Age                  Since
      <s?
      [*]  Stephen H. Marcus                Chairman of the Board, President and Chief            62                  1969
                                            Executive Officer of the Company (1)(2)(3)

      [*]  Diane Marcus Gershowitz          Real estate management and investments                58                  1985
                                            (1)(3)

      [*]  Daniel F. McKeithan, Jr.         President and Chief Executive Officer of              61                  1985
                                            Tamarack Petroleum (operator of oil and gas
                                            wells) and President and Chief Executive
                                            Officer of Active Investor Management, Inc.
                                            (operator of oil and gas wells)(4)

      [*]  Allan H. Selig                   President and Chief Executive Officer of              62                  1995
                                            the Milwaukee Brewers Baseball Club
                                            (professional baseball team), Acting
                                            Commissioner of Major League Baseball and
                                            President and Chief Executive Officer of
                                            Selig Executive Leasing Co., Inc.
                                            (automobile leasing agency) (5)

      [*]  Timothy E. Hoeksema              President of Midwest Express Airlines, Inc.           50                  1995
                                            (commercial airline carrier)
      [*]  Bruce J. Olson                   Group Vice President of the Company (2)               47                  1996

      [*]  Ulice Payne, Jr.                 Shareholder of Reinhart, Boerner, Van                 41                  1996
                                            Dueren, Norris & Rieselbach, S.C. (law
                                            firm)
      [*]  Philip L. Milstein               President and Chief Executive Officer of              47                  1996
                                            Emigrant Savings Bank (savings bank) and
                                            President and Executive Vice President of
                                            Milford Management Corp. (real estate
                                            development and management)
   _________________

   (1)  Stephen H. Marcus and Diane Marcus Gershowitz are brother and sister.

   (2) Since the Company operates as a holding company through subsidiary corporations, Stephen H. Marcus and Bruce J. Olson are also officers of certain of the Company's principal operating subsidiaries.

   (3)  As a result of their beneficial ownership of Common Shares and Class
        B Shares, Stephen H. Marcus and/or Diane Marcus Gershowitz may be deemed to control, or share in the control of, the Company. See
        "Stock Ownership of Management and Others."

   (4)  Daniel F. McKeithan, Jr. is a director of Firstar Corporation,
        Wisconsin Gas Company and WICOR, Inc. and is a trustee of The
        Northwestern Mutual Life Insurance Company ("NML"). NML is also one of the Company's principal lenders.

   (5)  Allan H. Selig is a director of Oil-Dri Corporation of America and
        Robert W. Baird & Co., Incorporated.



               The Board has an Audit Committee whose principal function is to recommend annually a firm of independent certified public accountants to serve as the Company's auditor, to meet with and review reports of the Company's auditor and to recommend to the Board such actions within the scope of its authority as it deems appropriate. The Audit Committee consists entirely of independent directors. During fiscal 1997, the Audit Committee consisted of Daniel F. McKeithan, Jr. (Chairman), Timothy E. Hoeksema and Lee Sherman Dreyfus. The Audit Committee met one time in fiscal 1997.

             The Board has a Compensation and Nominating Committee whose principal function is to recommend for approval to the Board the compensation, bonuses and benefits of officers and other key employees of the Company and its subsidiaries and to administer the Company's 1995 Equity Incentive Plan. See "Executive Compensation -- Stock Options."
   The Compensation and Nominating Committee is also vested with authority to consider and nominate future directors of the Company. Shareholders entitled to vote at the Meeting who wish to propose director nominees for consideration at the Meeting may do so under the Company's By-laws only by giving written notice of an intent to make such a nomination to the Secretary of the Company not less than 15 days in advance of the Meeting. Such notice must specify, among other things, the nominee's name, biographical data and qualifications. The Compensation and Nominating Committee consists of entirely independent directors. During fiscal 1997, the Compensation and Nominating Committee consisted of John L. Murray (Chairman), Daniel F. McKeithan, Jr. and Allan H. Selig. The Compensation and Nominating Committee met two times in fiscal 1997. See "Executive Compensation -- Report on Executive Compensation."

             During the Company's 1997 fiscal year, four meetings of the Board were held. No director attended fewer than 75% of the meetings of the Board and committees thereof on which he or she served held during fiscal 1997.


                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

             The following table sets forth information as of the Record Date as to the Common Shares and Class B Shares beneficially owned by (i) each continuing director of the Company; (ii) each executive officer named in the Summary Compensation Table set forth below under "Executive Compensation -- Summary Compensation;" (iii) all continuing directors and named executive officers of the Company as a group; and (iv) all other persons or entities known by the Company to be the beneficial owner of more than 5% of either class of the Company's outstanding capital stock.
   A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.



                                                                                      Total Share Ownership    Percentage of
                                      Sole Voting             Shared Voting and           and Percentage of     Aggregate
    Name of Individual or           and Investment          Investment Power(1)                Class(1)           Voting
    Group/Class of Stock               Power(1)                                                                  Power(1)


                                                     Continuing Directors and Named Executive Officers
    Stephen H. Marcus(2)
     Common Shares                        1,857(3)                     149,516                151,373(3)
                                                                                                  (1.3%)          32.4%

     Class B Shares                      1,770,316                   1,335,010                 3,105,326
                                                                                                 (36.5%)
    Diane Marcus Gershowitz(2)

     Common Shares                        3,250(4)                         100                  3,350(4)
                                                                                                    *             23.4%

     Class B Shares                      1,320,612                     936,686                 2,257,298
                                                                                                 (26.5%)
    Daniel F. McKeithan, Jr.

     Common Shares                        4,750(4)                         -0-                  4,750(4)
                                                                                                    *              *
    Allan H. Selig

     Common Shares                        3,400(4)                         -0-                  3,400(4)
                                                                                                    *              *

    Timothy E. Hoeksema

     Common Shares                        3,250(4)                         -0-                  3,250(4)
                                                                                                    *              *

    Bruce J. Olson
     Common Shares                    54,161(3)(5)                      21,840              76,001(3)(5)
                                                                                                    *              *

    Ulice Payne, Jr.
     Common Shares                        1,500(4)                         -0-                  1,500(4)
                                                                                                    *              *

    Philip L. Milstein

     Common Shares                    32,077(4)(7)                         -0-              32,077(4)(7)
                                                                                                    *              *
     Class B Shares                         26,401                      41,370                    67,771
                                                                                                    *

    H. Fred Delmenhorst
     Common Shares                    19,444(3)(5)                       3,363              22,807(3)(5)
                                                                                                    *              *

    Thomas F. Kissinger

     Common Shares                  8,177(3)(5)(6)                         -0-                  8,177(6)
                                                                                                    *              *
    Douglas A. Neis

     Common Shares                    13,397(3)(5)                       4,278              17,675(3)(5)
                                                                                                    *              *
    All continuing directors and
    named executive officers as a
    group (11 persons)(8)

     Common Shares(9)                   145,263(3)                     179,097                324,360(3)
                                                                                                  (2.9%)          49.2%

     Class B Shares                      3,117,329                   1,590,333                 4,707,662
                                                                                                 (55.4%)

                                              Other Five Percent Shareholders

    Ben Marcus(2)
     Common Shares                             910                         -0-                       910
                                                                                                    *             33.8%

     Class B Shares                            -0-                   3,252,332                 3,252,332
                                                                                                 (38.2%)
    Bamco, Inc.(10)

      Common Shares(11)                    574,900                         -0-                   574,900              *
                                                                                                  (5.1%)

    Vanguard Explorer Fund,
    Inc.(12)

      Common Shares(13)                    600,000                         -0-                   600,000              *
                                                                                                  (5.3%)
   __________________

      * Less than 1%.

   (1)  There are included in some cases shares over which a person has or shares voting power and/or investment power, as to which beneficial ownership may be disclaimed. The number of Class B Shares (included in the beneficial ownership figures detailed above) set forth after each of the following individuals has also been included in the beneficial ownership of at least one other director:  Stephen H. Marcus (722,733), Diane Marcus Gershowitz (722,733) and Ben Marcus (299,547).
        The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder.  As a result, a holder of Class B Shares is deemed to beneficially own an equal number of
        Common Shares.  However, in order to avoid overstatement of the aggregate beneficial ownership of both classes of the
        Company's outstanding capital stock, the Common Shares listed in the table do not include Common Shares which may be acquired upon the conversion of outstanding Class B Shares.  Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares which may be issued upon conversion of outstanding Class B Shares.  Additionally, the number of Common Shares listed does not include Common Shares issuable in connection with the proposed transaction between the Company and Guest House Inn,
        Inc.  If such transaction is approved by shareholders at the Meeting, based on the closing sale price of $24.50 of the
        Common Shares at May 29, 1997, the following number of additional Common Shares set forth after the name of each of the following individuals would be issued to or for the beneficial account of Stephen H. Marcus (106,490), Diane Marcus
        Gershowitz (53,245), and Ben Marcus (212,979).  The actual number of shares issuable will be based on the average closing sales price of the Common Shares on the New York Stock Exchange over the 30 trading days ending five days before the closing date of the transaction and the net asset value of Guest House Inn, Inc. on the closing date.  Beneficial ownership of Class B Shares will not be effected by the Guest House Inn transaction.  See "Approval of Guest House Inn
        Transaction."

   (2)  The address of Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus is c/o 250 East Wisconsin Avenue, Suite 1700,
        Milwaukee, Wisconsin 53202-4220.

   (3)  Includes 1,707, 1,527, 887, 210 and 572 Common Shares held for the respective accounts of Stephen H. Marcus, Bruce J.
        Olson, H. Fred Delmenhorst, Thomas F. Kissinger and Douglas A. Neis and all continuing directors and named executive officers as a group in the Company's Pension Plus Plan as of May 29, 1997, the latest practicable date for which such data is available.  See "Executive Compensation -- Summary Compensation Information."

   (4)  Includes 3,250 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Allan
        H. Selig and Timothy E. Hoeksema and 1,500 Common Shares subject to acquisition by each of Ulice Payne, Jr. and Philip L.
        Milstein pursuant to the exercise of vested stock options held on the Record Date pursuant to the 1994 Nonemployee
        Director Stock Option Plan. See "Director Compensation."

   (5)  Includes 29,250, 12,825, 7,800 and 12,825 Common Shares subject to acquisition by Bruce J. Olson, H. Fred Delmenhorst,
        Thomas F. Kissinger and Douglas A. Neis, respectively, pursuant to the exercise of vested stock options held on the
        Record Date pursuant to the 1987 Stock Option Plan and 1995 Equity Incentive Plan.  See "Executive Compensation -- Stock
        Options."

   (6)  Includes 17 Common Shares held in the Company's Dividend Reinvestment and Associate Stock Purchase Plan.

   (7)  Total does not include 3,750 Common Shares in the AB Elbaum Trust in which Mr. Milstein is co-trustee and 5,400 Common
        Shares held by Mr. Milstein's children, as to which Mr. Milstein disclaims beneficial ownership.

   (8)  In determining the aggregate beneficial ownership of Common Shares and Class B Shares for all continuing directors and named executive officers as a group, shares which are beneficially owned by more than one director or officer have been counted only once to avoid overstatement. Additionally, such aggregate beneficial ownership does not include additional
        Common Shares issuable in connection with the proposed transaction between the Company and Guest House Inn, Inc.  The issuance of such additional shares will not materially increase the relative beneficial ownership or voting control of the Company held by Stephen H. Marcus, Ben Marcus or Diane Marcus Gershowitz.  See footnote (1).

   (9)  Includes 78,700 Common Shares subject to acquisition pursuant to the exercise of vested stock options held by named executive officers and continuing nonemployee directors of the Company on the Record Date pursuant to the 1987 Stock
        Option Plan, 1995 Equity Incentive Plan and the 1994 Nonemployee Director Stock Option Plan.  See "Executive
        Compensation--Stock Options."

   (10) The address of Bamco, Inc. ("Bamco") is 767 Fifth Avenue, 24th Floor, New York, New York  10153.

   (11) Other than share ownership percentage information, the information set forth is as of February 7, 1997, as reported by
        Bamco in its Schedule 13G filed with the SEC and the Company.  According to such Schedule 13G, Bamco owns 525,000 Common
        Shares and Baron Capital Management, Inc. ("BCM") owns 49,000 Common Shares.  Bamco and BCM filed the Schedule 13G as a group.

   (12) The address of Vanguard Explorer Fund, Inc. ("Vanguard") is P.O. Box 2600, Valley Forge, Pennsylvania  19482-2600.

   (13) Other than share ownership percentage information, the information set forth is as of February 10, 1997, as reported by
        Vanguard in its Schedule 13G filed with the SEC and the Company.




                             EXECUTIVE COMPENSATION\


   Report on Executive Compensation

             The Company strives to provide fair and competitive compensation which rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to the Company's long-term growth and success. One of the Company's guiding philosophies is to encourage its executives and other employees to take appropriate market responsive risk-taking actions which facilitate the growth and success of the Company. The Company's compensation policies attempt to encourage the continuation of this entrepreneurial spirit.

             The Compensation and Nominating Committee of the Board ("Committee") is responsible for evaluating and determining the compensation of the Company's executive officers, including the Company's Chief Executive Officer Stephen H. Marcus, in accordance with the foregoing philosophies and policies. The Committee is composed entirely of independent, nonemployee directors. Executive officer compensation consists of base salary, annual bonus payments, stock option grants and other benefits under the Company's several employee benefit plans.

             Each executive officer's base salary has been established based on the level of responsibilities delegated to the executive and the relationship of such responsibilities to those of other Company executive officers. In evaluating and adjusting base salaries of executives (other than Mr. Marcus) from year-to-year, the Committee acts on the recommendations of Mr. Marcus, who in making his recommendations takes into account (i) the financial performance of the Company as a whole and on a divisional basis, when appropriate, for the fiscal year then ended, compared to its respective historical and anticipated performance; (ii) general economic conditions (including inflationary factors) and the impact such conditions had on the industry segments in which the Company operates; (iii) each executive officer's past, and anticipated future, contributions to the Company's performance; (iv) each executive officer's existing base salary compared to the range of the base salaries of similarly situated executives at both the national and local level; (v) any new responsibilities delegated, or to be delegated, to such officer; and (vi) the extent of participation of the executive in any significant corporate achievements over the prior fiscal year. In evaluating and adjusting Mr. Marcus' base salary, the Committee subjectively considers the same factors cited above, as well as the comparative salaries and total compensation packages of other chief executive officers, with
   particular reference to local market circumstances.   In determining the
   adjustment to Mr. Marcus' base salary for fiscal 1998, the Committee specifically took into account the Company's revenue and earnings performance for fiscal 1997 and the Company's long-term record of financial success.


             Bonus awards attributable to each fiscal year are granted by the Committee to the named executive officers, including Mr. Marcus, subsequent to the fiscal year-end. Fiscal 1997 bonus awards for the named executive officers who have no direct operational responsibilities were based on the recommendations of Mr. Marcus, who made his recommendations based on the Company's overall financial performance for the year then ended and such officer's individual contributions and achievements over fiscal 1997, particularly as such contributions and achievements related to advancing the Company's entrepreneurial philosophy. Specific corporate performance factors considered in making fiscal 1997 bonus determinations for such executives were the contribution that each executive made to his specific functional area and overall Company performance, the Company's 15.7% increase in revenues and 12.3% increase in comparable earnings and earnings per share in fiscal 1997, all compared to fiscal 1996. The fiscal 1997 bonus award for Bruce J. Olson, who has direct managerial responsibilities for two operating divisions of the Company, was determined based on the financial and operating performance of those divisions, together with the over-all financial performance of the Company in fiscal 1997. Mr. Marcus received a fiscal 1997 bonus payment based on a pre-established formula which provides for his receipt of a performance bonus equal to three-fourths of one percent of the Company's pre-tax earnings for the fiscal year.


             Stock options are granted each year by the Committee to selected executive officers as part of such officers' compensation package.
   Options granted by the Committee have a per share exercise price equal to 100% of the fair market value of the Common Shares on the date of grant. Therefore, since the economic value of each option is directly dependent upon future increases in the value of the Common Shares, the Committee believes option grants help to better align the interests of option recipients with the economic interests of the Company's shareholders. The Committee believes stock option grants provide a long-term incentive for option recipients to improve the Company's financial performance and, in turn, its stock price. The Committee has the flexibility to grant other types of equity-based incentive awards (including stock appreciation rights, restricted stock and performance shares) in addition to stock options in accordance with the 1995 Equity Incentive Plan. Mr. Marcus is not eligible to receive option grants or other awards under the Company's 1987 Stock Option Plan or the 1995 Equity Incentive Plan. Since Mr. Marcus and his family own approximately 39.2% of the outstanding Common Shares and Class B Shares, his economic interests are directly linked to the price performance of the Company's Common Shares. Therefore, at the time the Company's 1987 Stock Option Plan and 1995 Equity Incentive Plan was adopted, it was determined unnecessary to provide Mr. Marcus with the opportunity to receive stock option grants.

             Consistent with the Company's philosophy of encouraging entrepreneurism throughout the organization, the Committee grants options annually to a broad number of key employees. Option grants in fiscal 1997 to key employees other than the named executive officers constituted 84.5% of all non-Board option grants. The size of option grants to the named executive officers is based on (i) each officer's length of service and relative responsibilities and contributions to the Company's performance over the past year; (ii) the officer's anticipated future contributions to the success of the Company; (iii) historical levels of option grants to, and the level of existing stock ownership of, such officer and other executive officers; and (iv) the relative levels of option grants then being made to all employees and other executive officers.

             The Committee also attempts to provide other competitive compensatory benefits to the Company's executive officers, including participation in the Company's Pension Plus Plan, nonqualified retirement income plan, employee stock purchase plan, nonqualified deferred compensation plan, health insurance, life and disability insurance and other benefits.

             The Company's cash compensation program for its managers is designed to reward an entrepreneurial orientation on the part of such managers. In addition to the need for such reinforcement, the Company also recognizes that long-term service and loyalty are of strategic value to the continued continuity of management which is necessary for the growth of the Company. For this reason, the Company has introduced an incentive stock option program for unit and multi-unit managers based on length of service.

             As a result of current executive compensation levels, the Committee does not intend currently to take any action to conform its compensation plans to comply with the regulations proposed under Internal Revenue Code Section 162(m) relating to the $1 million cap on executive compensation deductibility imposed by the Omnibus Revenue Reconciliation Act of 1993.

             By the Compensation and Nominating Committee:

                  John L. Murray, Chairman
                  Timothy E. Hoeksema
                  Allan H. Selig

   Summary Compensation Information

             The following table sets forth certain information concerning compensation paid by the Company for the last three fiscal years to the Company's Chief Executive Officer and the other executive officers of the Company who earned over $100,000 in salary and bonuses in fiscal 1997.
   The persons named in the table below are hereinafter sometimes referred to as the "named executive officers."



                           Summary Compensation Table

                                                           Annual Compensation
                                                                                              Stock Option
           Name and Principal        Fiscal                                                     Grants(4)         All Other
                Positions             Year     Salary(1)     Bonus(2)       Other(3)            (shares)       Compensation(5)
    Stephen H. Marcus                1997     $378,461      $398,868        $    --                N/A            $6,912(6)
     Chairman of the Board,          1996     $341,538      $545,568        $    --                N/A            $8,934(6)
     President and Chief             1995     $296,154      $313,391        $   500                N/A            $4,856(6)
     Executive Officer (3)

    Bruce J. Olson                   1997     $218,462      $256,046        $    --               5,000            $5,091
      Group Vice President           1996     $205,962      $258,335        $    --               7,500            $3,732
                                     1995     $183,269      $ 97,923        $    --               7,500            $3,260

    H. Fred Delmenhorst              1997     $124,231      $ 18,500        $    --               2,500            $4,289
     Vice President-Human            1996     $118,500      $ 16,000        $    --               3,000            $2,612
     Resources                       1995     $106,192      $ 14,000        $    --               3,000            $2,608


    Thomas F. Kissinger              1997     $123,231      $ 30,000        $    --               2,500            $1,820
     General Counsel and             1996     $104,538      $ 25,000        $    --               3,000            $  949
     Secretary                       1995     $ 90,346      $ 15,000        $    --               3,000            $   66

    Douglas A. Neis                  1997     $ 99,308      $ 17,500        $    --               2,000            $2,034
     Chief Financial Officer         1996     $ 93,808      $ 45,000        $    --               3,000            $1,480
     and Treasurer                   1995     $ 84,420      $ 10,000        $    --               3,000            $1,115

   _________________

      (1) Includes amounts deferred by the Company at the election of the named executive officer under Section 401(k) of the Internal
             Revenue Code and the Company's Deferred Compensation Plan.  The
             Company's Deferred Compensation Plan is a defined contribution program whereby an eligible employee may voluntarily make an irrevocable election to defer receipt of up to 100% of the employee's annual compensation on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date beyond the end of the last such calendar year and the form of payment (i.e., lump sum, periodic installments or monthly annuity). During the period of deferral, the Company quarterly applies to the deferred amount an earnings credit equal to the average prime interest rate of a designated Milwaukee bank. The benefits payable under the Deferred Compensation Plan (i.e., the employee's deferred amounts plus his earnings credits) will be paid out of the Company's general corporate assets as benefit payments become due after the employee's specified commencement date.

      (2) The bonus amounts listed for fiscal 1996 for Messrs. Olson and Neis include a special bonus of $135,000 and $30,000, respectively, in each case as a result of such officer's integral involvement in consummation of the successful sale of the Company's Applebee's restaurants and related rights. Bonus amounts listed relate to the fiscal year to which such bonuses are attributable.

      (3) Includes for Mr. Marcus the amount of directors' fees he earned in fiscal 1995. Mr. Marcus, as an executive officer of the Company, is no longer entitled to receive director fees. See
             "Director and Director Emeritus Compensation" below. The value of all perquisites and other personal benefits provided to each named executive officer by or on behalf of the Company is significantly less than the required Securities and Exchange
             Commission reporting thresholds of the lesser of $50,000 or 10% of the annual salary and bonus reported for each respective named executive officer.

      (4) Fiscal 1995, 1996 and 1997 options were granted at 100% of fair market value on the date of grant under the Company's 1987 Stock
             Option Plan and the 1995 Equity Incentive Plan.  See footnote
             (1) to the table set forth under "Stock Options -- Option Grants in 1997 Fiscal Year" below for additional information.

      (5) Includes the Company's contributions on behalf of each named executive officer to its defined contribution Pension Plus Plan and the dollar value of imputed life insurance premiums paid by, or on behalf of, the Company during the fiscal year with respect to term life insurance for the benefit of the named executive officer. The Pension Plus Plan is a profit sharing plan with Internal Revenue Code Section 401(k) features and covers all eligible employees of the Company and its subsidiaries, including the named executive officers, and uses a participating employee's aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee's account under the Pension Plus Plan.
             A participating employee may elect to make pre-tax deposits of up to 14% of the employee's annual compensation. The Pension
             Plus Plan also provides for three types of employer contributions: (i) a basic contribution equal to 1% of a participating employee's annual compensation; (ii) a matching contribution equal to one-fourth of the employee's pre-tax deposits not exceeding 6% of such annual compensation; and (iii) a discretionary profit performance contribution determined by the Board each year. For purposes of the profit performance contribution, the Company and its subsidiaries have been divided into eight profit sharing groups, and the profit performance contribution for the participating employees employed by a particular profit sharing group is dependent upon the Company's overall operations meeting profitability targets, the Company having achieved a positive return on shareholders' equity and that profit sharing group's operating performance having been profitable. A participating employee's share of the annual profit performance contribution, if any, for the employee's profit sharing group is determined by multiplying the contribution amount by the ratio of the participating employee's annual compensation to the aggregate annual compensation of all participating employees in that profit sharing group. The employee's pre-tax savings deposits and the employer basic contributions allocated to a participating employee's account are fully vested upon deposit, and the employer matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after seven years of service. The participating employee has the right to direct the investment of the pre-tax savings deposits and employer matching contributions allocated to the employee's account in one or more of several available investment funds. The allocated employer basic contributions are generally expected to be invested in Common Shares but, at the direction of the Pension Plus Plan's administrative committee, may be invested in a different manner.
             The allocated employer profit performance contributions are invested in the manner selected by the Pension Plus Plan's administrative committee, which may also include investment in Common Shares. The vested portion of a participating employee's account balance becomes distributable in a lump sum payment only after the employee's termination of employment, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of pre-tax savings deposits for certain hardship reasons which are prescribed by applicable federal law. The Company also provides all named executive officers with long-term disability protection.

      (6) In each of fiscal 1997, 1996 and 1995, the Company paid approximately $368,000 of premiums on three split-dollar insurance policies on the life of Mr. Marcus. The foregoing data is excluded from the table above because, upon surrender of these policies to the Company or the death of Mr. Marcus, these premium payments will be reimbursed in full to the Company.
             Based on an assumed retirement age of 65, the present value of the excess cash surrender value of all of such policies over the premium payments is estimated to be approximately $156,000.



   Stock Options

             The Company has a 1987 Stock Option Plan ("1987 Plan") pursuant to which options to acquire Common Shares could have been granted by the Committee prior to June 1997 to officers and other key employees of the Company and its subsidiaries, including executive officers. However, Ben Marcus, Stephen H. Marcus, Diane Marcus Gershowitz and any other person who owned, directly or indirectly, 5% or more of the Company's voting power were not eligible to receive options under the 1987 Plan. No new options may be granted under the 1987 Plan, although outstanding options previously granted under the 1987 Plan are still outstanding and may be exercised pursuant to their terms.

             The Company also has a 1995 Equity Incentive Plan ("1995 Plan") pursuant to which options to acquire Common Shares may be granted by the Committee until June 2005 to officers and other key employees of the Company and its subsidiaries, including executive officers. However, Ben Marcus, Stephen H. Marcus, Diane Marcus Gershowitz and any other person who owns, directly or indirectly, 5% or more of the Company's voting power cannot receive options under the 1995 Plan.

             The following table sets forth information concerning the grant of stock options under the 1995 Plan during fiscal 1997 to the named executive officers.


    Option Grants in 1997 Fiscal Year

                              Common       Percentage of
                              Shares       Total Options                                      Potential Realizable Value at
                            Underlying    Granted to All       Exercise                    Assumed Annual Rates of Stock Price
                              Options    Employees in 1997     Price(2)      Expiration      Appreciation for Option Term(3)
             Name           Granted(1)      Fiscal Year       (per share)       Date                 5%                10%

    Stephen H. Marcus . .       N/A             N/A               N/A            N/A                 N/A                N/A


    Bruce J. Olson  . . .      5,000           6.5%             $25.125        6/25/06             $79,005            $200,214


    H. Fred Delmenhorst .      2,500           3.2%             $25.125        6/25/06             $39,502            $100,107


    Thomas F. Kissinger .      2,500           3.2%             $25.125        6/25/06             $39,502            $100,107


    Douglas A. Neis . . .      2,000           2.6%             $25.125        6/25/06             $31,602            $80,086
   __________________


   (1) Options granted under the 1995 Plan may be designed to qualify as either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code or as "nonstatutory stock options." The options reflected in the table are incentive stock options under the Internal Revenue Code and were granted on June 26, 1996. The exercise price of each option granted was equal to 100% of the fair market value of the Common Shares on the date of grant, as determined by the Committee. The foregoing options granted vest and are exercisable with respect to 40% of the subject shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, but may not be exercised after the ten-year option period. Also not reflected in this table are 12,000 Common
        Shares subject to incentive stock options which were granted to the named executive officers after the Company's fiscal 1997 year-end
        (Olson-5,000, Delmenhorst-2,500, Kissinger-2,500 and Neis-2,000) at an exercise price of $24.75 per share.

   (2) The exercise price of options may be paid in cash, by delivering previously issued Common Shares or any combination thereof.

   (3) The potential realizable values set forth under the columns represent the difference between the stated option exercise price and the market value of the Common Shares based on certain assumed rates of stock price appreciation and assuming that the options are exercised on their stated expiration date; the potential realizable values set forth do not take into account applicable tax and expense payments which may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future stock price of the Common Shares on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed rates of stock price appreciation over the ten-year exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common
        Shares on any date. There can be no assurances that the stock price appreciation rates for the Common Shares assumed for purposes of this table will actually be achieved.


             The following table sets forth certain information with respect to the named executive officers concerning their unexercised stock options held as of the end of the Company's fiscal 1997. No options were exercised by any of the named executive officers during the Company's fiscal 1997.


                        Fiscal 1997 Year-End Value Table
                              Number of Common Shares Underlying
                                   Unexercised Options at                          Value of Unexercised
                                    End of Fiscal 1997(1)            In-the-Money Options at End of Fiscal 1997(3)
           Name                 Exercisable(2)/Unexercisable(2)             Exercisable    /  Unexercisable

   Stephen H. Marcus .                       N/A                                          N/A

   Bruce J. Olson  . .             23,250     /    23,000                     $255,375     /     $115,875

   H. Fred Delmenhorst             10,425     /     9,700                     $118,463     /     $ 46,350

   Thomas F. Kissinger              5,250     /    10,000                     $ 43,808     /     $ 50,955

   Douglas A. Neis . .             10,425     /     9,200                     $118,463     /     $ 46,350
   ________________

   (1)  See vesting schedule of stock options set forth in footnote (1) under the "Option Grants in 1997 Fiscal Year" table above.

   (2)  Not reflected herein are 13,050 Common Shares subject to stock options which have vested and become exercisable after the
        Company's 1997 fiscal year-end (Olson-6,000, Delmenhorst-2,400, Kissinger-2,250 and Neis-2,400).  Also not reflected in this table are 12,000 Common Shares subject to stock options which were granted to the named executive officers after the
        Company's fiscal 1997 year-end (Olson-5,000, Delmenhorst-2,500, Kissinger-2,500 and Neis-2,000) at an exercise price of
        $24.75 per share.

   (3)  The dollar values were calculated by determining the difference between the fair market value of the underlying Common
        Shares and the various applicable exercise prices of the named executive officers' outstanding options at the end of fiscal 1997.  The closing sale price of the Common Shares on the New York Stock Exchange on May 29, 1997 was $24.50 per
        share.


   Pension Plan

             The Company has a nonqualified defined benefit pension plan ("Supplemental Plan") for the eligible employees of the Company and its subsidiaries with annual compensation in excess of a specified level (e.g., $66,000 in 1996 and $80,000 in 1997), including named executive officers of the Company. The Supplemental Plan is a defined benefit retirement income program which provides benefits based upon the employee's final five-year average compensation. The amounts accrued for named executive officers under the Supplemental Plan cannot be readily ascertained and are, therefore, not included in the "Summary Compensation Table" above. In calculating employee compensation for purposes of determining its contribution to the Supplemental Plan, the Company uses a participating employee's total direct compensation in determining its annual benefits (which, for the named executive officers, would be comprised of the salary and bonus amounts listed in the "Summary Compensation Table" above), calculated on a straight life annuity basis assuming benefits commence at age 65. In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan also reduces its benefits by the benefits attributable to employer contributions which the participating employee received under other Company-sponsored plans, such as the Pension Plus Plan and the Company's former qualified pension plans. An employee participating in the Supplemental Plan will be entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions which are payable under other Company-sponsored plans. For an employee entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 1997, the reduction in annual Supplemental Plan benefits would be approximately $9,280.


                                                       Estimated Annual Pension Plan Benefits
                                                         for Representative Years of Service
          Final Five-Year
       Average Compensation         15              20                   25                30                 35

          $  60,000              $  15,000       $  20,000            $  25,000         $  30,000          $  30,000
            120,000                 30,000          40,000               50,000            60,000             60,000
            180,000                 45,000          60,000               75,000            90,000             90,000
            240,000                 60,000          80,000              100,000           120,000            120,000
            400,000                100,000         133,000              167,000           200,000            200,000
            600,000                150,000         200,000              250,000           300,000            300,000
            800,000                200,000         267,000              333,000           400,000            400,000


             A participating employee is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing 10 years of service or qualifying for normal, early or disability retirement. Benefits payable under the Supplemental Plan will be paid out of the Company's general corporate assets as benefit payments become due after retirement or other termination. At the end of fiscal 1997, Stephen H. Marcus, Bruce J. Olson, H. Fred Delmenhorst, Thomas F. Kissinger and Douglas A. Neis had 36, 23, 12, 4 and 11 years, respectively, of credited years of service under the Supplemental Plan.

   Director and Director Emeritus Compensation

             Under the Company's standard director compensation policy, each nonemployee director receives an annual retainer fee of $10,000, together with $1,750 for each meeting of the Board and $350 for each committee meeting thereof (or $500 per committee meeting, if that person serves as the committee's chairman), which he or she attends. In addition, under the Company's 1994 Nonemployee Director Stock Option Plan ("Director Plan"), each nonemployee director automatically is granted stock options to purchase 1,000 Common Shares upon his or her initial appointment or election to the Board and also receives an automatic annual grant of an option for 500 Common Shares at the end of each fiscal year of the Company. Exercise prices of options granted under the Director Plan are equal to 100% of the fair market value of the Common Shares on the date of grant. Upon their initial appointment to the Board in December 1996, each of Messrs. Payne and Milstein were automatically granted stock options to purchase 1,000 Common Shares at an exercise price of $21.50 per share under the Director Plan. Under the Director Plan, on May 29, 1997 each nonemployee director received his or her annual automatic option grant to purchase 500 shares of Common Stock at an exercise price of $24.50 per share. The options have a term of ten years and were fully vested and exercisable immediately after grant.

             Ben Marcus, the founder of the Company in 1935, retired from his position as the Company's Chairman of the Board in December 1991. In December 1995, Ben Marcus retired from the Board and was appointed a director emeritus. Mr. Marcus also continues to serve the Company as a nonofficer employee. The Committee has adopted a compensation policy applicable to Ben Marcus that attempts to recompense him for his many years of service and dedication to the founding, development and growth of the Company. To help ensure Ben Marcus' continued availability to consult with officers and employees of the Company, and to recognize his contributions to the founding and success of the Company, Mr. Marcus is entitled to receive for the remainder of his life (and thereafter his wife will be entitled to receive for the remainder of her life) a consulting fee partially linked to a percentage of the Company's pre-tax and pre-corporate bonus earnings. Mr. Marcus is also entitled to receive continued salary payments as an employee of the Company. In fiscal 1997, Ben Marcus earned total cash compensation of $431,855 from the Company.


                          STOCK PERFORMANCE INFORMATION

             Set forth below is a line graph comparing the annual percentage change during the Company's last five fiscal years in the Company's cumulative total shareholder return (stock price appreciation on a dividend reinvested basis) on the Common Shares, compared to the cumulative total return of companies included within the S&P 500 Composite Index and to a composite peer group index selected in good faith by the Company. The composite peer group index is comprised of the Standard & Poor's Hotel/Motel Index (weighted 64%), Standard & Poor's Restaurants Index (weighted 9%) and a Company-selected theatre index (weighted 27%) which includes Carmike Cinemas, Inc., Cineplex Odeon Corp. and AMC Entertainment, Inc. The indices within the composite industry peer group index have been weighted to approximate the relative revenue contributions of each of the Company's respective business segments (counting the motel and hotel/resort segments as one segment) to the Company's total revenues in fiscal 1997. The shareholder returns of the companies included in the theatre index have been weighted based on each such company's relative market capitalization as of the beginning of the presented periods.


                      Comparison of Five-Year Total Returns
                        (on a dividend reinvested basis)

                              SEE PERFORMANCE GRAPH

                                        5/31/92     5/31/93     5/31/94       5/31/95       5/31/96       5/31/97
         The Marcus Corporation          $100        $200         $234         $250           $346          $330
         S&P 500 Composite Index         $100        $145         $183         $203           $264          $272

         Composite Peer Group Index      $100        $112         $116         $140           $180          $232


                     APPROVAL OF GUEST HOUSE INN TRANSACTION

   General

             The Agreement and Plan of Reorganization dated June 30, 1997 (the "Plan") between the Company and Guest House Inn, Inc. ("GHI"), a copy of which is attached as Exhibit A hereto, provides that, subject to the approval of the Plan by the Company's shareholders and the satisfaction of certain other conditions set forth in the Plan, the Company will issue to GHI (i) approximately 425,959 Common Shares (based on the $24.50 closing sale price of the Common Shares on the New York Stock Exchange on May 29, 1997, subject to adjustment based on the average closing sale price of the Common Shares on the New York Stock Exchange over the 30 trading days ending five days before the closing date of the transaction and the final net asset value of GHI on the closing date of the transaction) in exchange for all of the real estate and other operating assets (net of the book value of GHI's stated liabilities) owned by GHI on the closing date of the transaction ("Net Operating Assets") and (ii) 299,547 new Class B Shares in exchange for and cancellation of the existing 299,547 Class B Shares owned by GHI (the "GHI Transaction"). GHI is owned and controlled by Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus, who are officers, directors and/or principal shareholders of the Company, Ida Lowe (the sister of Ben Marcus), and certain trusts for the benefit of their families. See "Stock Ownership of Management and Others." The Company's Articles of Incorporation prohibit the issuance of additional Class B Shares other than in connection with stock dividends or splits and, therefore, the one-time issuance of the new 299,547 Class B Shares in exchange for and cancellation of the existing 299,547 Class B Shares owned by GHI will require an amendment to the Company's Articles of Incorporation to allow such one-time issuance. The GHI Transaction will not result in any additional outstanding Class B Shares.

   Background of the GHI Transaction

             The Company is involved in the lodging, movie theatre and restaurant businesses. GHI's principal operating assets include certain real estate, buildings and furniture and fixtures in the Appleton, Wisconsin area which are leased to operating subsidiaries of the Company in the Company's operation of movie theatres, a family fun center and a Budgetel Inn motel. The Company also leases an Annie's restaurant from GHI, which it subleases to an unaffiliated third party. GHI also independently owns and operates a bowling center in the Appleton area on property adjacent to the properties leased to the Company. See
   "Information about GHI."   The terms and conditions of the leases between
   the Company and GHI are believed to be no less favorable to the Company than could have been obtained from independent third parties. See "Certain Transactions." In addition to its Net Operating Assets, GHI owns 299,547 Class B Shares.

             Over the past two years, from time to time, the executive officers of the Company and GHI have discussed the interrelated operations and relationships of and between each of the two companies, and the manner in which the GHI Transaction could be accomplished for the reasons described below under "Reasons for the GHI Transaction." The parties came to a preliminary understanding that at the closing of the GHI Transaction the Company would issue to GHI such number of Common Shares as are equal to the fair market value of the Net Operating Assets. The parties agreed that, given the potential conflicts of interest inherent in the GHI Transaction, it was in the best interests of both parties to have the fair market value of the Net Operating Assets determined by an independent appraisal of the real estate related assets and leases, plus the book value of GHI's other assets, less the book value of all stated liabilities of GHI on the closing date of the transaction ("Net Asset Value"). The parties also agreed that the Company would simply exchange 299,547 new Class B Shares for the exact same number of existing Class B Shares owned by GHI. The existing Class B Shares owned by GHI will be cancelled in the exchange, resulting in no net increase in the number of outstanding Class B Shares.

             The terms and conditions of the Plan were negotiated by the parties during the period from May to June 1997. On June 26, 1997, Property Counselors, Inc. delivered to the Company its appraisal of the fair market value of the real estate related assets constituting the Net Operating Assets. On June 26, 1997, the Board considered and approved the GHI Transaction and authorized the Company's executive officers to execute the Plan, all subject to approval of the Plan by the Company's shareholders at the Meeting.

   Reasons for the GHI Transaction

             The Board and the management of the Company believe that the GHI Transaction is in the best interests of and will benefit the Company and its shareholders.

             Although the Company believes that the business relationship between the Company and GHI has always been evidenced by arms-length, fair market rate contractual provisions, nonetheless there exist inherent potential conflicts of interest between the Company and GHI because of the overlap between the officers, directors and principal shareholders of the Company and GHI. Members of the Marcus family, including Stephen H. Marcus, Diane Marcus Gershowitz, Ben Marcus and the sister of Ben Marcus, own or control a controlling or significant ownership and voting interest in GHI, as well as in the Company. See "Stock Ownership of Management and Others." The Company believes that as it continues to expand its operations on the properties leased from GHI, these potential conflicts of interest are becoming more pronounced and the business relationships are becoming more difficult to maintain at arms-length. The Company believes the GHI Transaction will eliminate such potential conflicts of interest.

             In addition to eliminating potential conflicts of interest, the Company believes the GHI Transaction will help create long-term savings for the Company by eliminating the Company's rent expenses for the properties leased from GHI. The Company estimates that such pre-tax cost savings will amount to approximately $440,000 annually.


             Finally, the Company believes that the issuance of Common Shares and Class B Shares in the GHI Transaction will not be materially dilutive to existing shareholders from either an ownership or voting perspective and will not materially increase the relative percentage of beneficial ownership or voting control of the Company by the Marcus family. There will be no net increase in the number of issued Class B Shares because, after the GHI Transaction, the existing Class B Shares owned by GHI will be cancelled in exchange for the new Class B Shares. Collectively, Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus beneficially own 1.4% of the outstanding Common Shares of the Company. After the GHI Transaction, collectively, Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus will beneficially own 5.0% of the Common Shares of the Company. This increase in the number of Common Shares beneficially owned by Stephen
   H. Marcus, Diane Marcus Gershowitz and Ben Marcus will result in only a very slight increase in the aggregate voting power of such individuals, from 79.0% to 79.1%. In addition, the combined ownership of the outstanding Common Shares of Class B Shares of such individuals will only increase from 39.2% to 40.5%.

   Recommendation of the Board

             GHI is owned and controlled by Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus, who are officers, directors and/or principal shareholders of the Company, Ida Lowe (the sister of Ben Marcus), and certain trusts for the benefit of members of their families. See "The GHI Transaction -- Interest of the Company's Management; Potential Conflicts of Interest" below. In recognition of the potential conflicts of interest resulting from these relationships, the interests of Stephen H. Marcus and Diane Marcus Gershowitz in the GHI Transaction were fully disclosed to the Board and Stephen H. Marcus abstained from the Board's vote to approve the Plan. Diane Marcus Gershowitz was absent from the meeting at which the Board considered the Plan. Only the members of the Board who are not directors or shareholders of GHI and who do not directly or indirectly have any interest in GHI voted on the Plan at the Board's June 26, 1997 meeting. Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus have advised the Company that they intend to vote their Common Shares and Class B Shares in favor of the Plan. The Marcus family's vote in favor of the Plan does not ensure that the Plan will be approved by the Company's shareholders at the Meeting. See "Vote Required" below.

             In reviewing the GHI Transaction and approving the Plan, subject to shareholder approval, the Board determined that the GHI Transaction and the Plan are in the best interests of the Company and its shareholders. The Board therefore recommends that the Company's shareholders vote FOR the approval of the Plan at the Meeting.

             In reaching its conclusion regarding approval of the GHI Transaction, the Board considered, among other factors, the following: (i) that the fair market value of the real estate related assets and leases comprising the Net Operating Assets was appraised by a qualified independent appraiser; (ii) the compatibility of the respective businesses of the Company and GHI; (iii) the GHI Transaction would eliminate any future potential conflicts of interest between the Company and GHI (other than any potential indemnification claims by the Company against GHI under the Plan); (iv) the expectation that the GHI Transaction would result in long-term cost savings for the Company; and (v) the GHI Transaction would not be materially dilutive to existing shareholders or materially increase the Marcus family's relative ownership or voting control of the Company. The Board did not attach a relative weight to the various factors it considered in determining that the GHI Transaction was in the best interest of the Company and its shareholders. In determining the number of Common Shares to be issued to GHI in the GHI Transaction, the Board determined that the average last sale price for the Common Shares for the 30 trading days ending five days before the closing of the GHI Transaction was a reasonable and fair method for calculating the fair market value of the Common Shares to be issued in the GHI Transaction in exchange for the Net Operating Assets. This valuation was considered fair despite the fact that the Common Shares to be issued will not be registered under the Securities Act of 1933 or applicable state securities laws and, therefore, such Common Shares will not be eligible for public resale for at least one year from the closing of the GHI Transaction.

   Appraisal

             To assist the Board in its review of the GHI Transaction, the Company engaged Property Counselors, Inc. (the "Appraiser") as an independent appraiser on June 2, 1997 to perform an appraisal of the fair market value of GHI's real estate related assets and leases comprising the Net Operating Assets. The Appraiser delivered to the Company on June 26, 1997 a written appraisal stating that the current fair market value of the GHI's real estate related assets, leases, buildings and furniture and fixtures comprising the Net Operating Assets was $7,940,000 (the "Appraisal").

             Although the Appraiser acted as an appraiser, participated in certain discussions and provided certain analyses to the Company, the Appraiser was not requested to and did not make any recommendation to the Board or the Company as to the form or amount of the consideration to be exchanged by the Company in the GHI Transaction, which was determined through negotiations between the executive officers of the Company and GHI. The Appraisal is directed to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the Meeting. The Appraiser was not requested to opine as to, and the Appraisal did not address, the fairness of the GHI Transaction to the Company or its shareholders or the Company's underlying business decision to proceed with or effect the GHI Transaction.

             The Appraisal was prepared in accordance with the appraisal guidelines established by Title XI of the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 (FIRREA), and conforms to the Uniform Standards of Professional Appraisal Practice (USPAP).

             For purposes of the Appraisal, the Appraiser relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it by GHI and the Company and did not attempt to independently verify such information. The Appraiser relied upon the assurances of GHI management that the information provided by GHI had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to the Appraiser incomplete or misleading. In performing the Appraisal, the Appraiser was not furnished any appraisal or valuation of specific assets or liabilities of GHI and expressed no opinion regarding the value of GHI, the fair market value of Class B Shares owned by GHI or the fairness of the GHI Transaction. Other than as described above, no limitations were imposed by the Board or the Company on the scope of the Appraiser's investigation or the procedures to be followed in performing the Appraisal. The Appraisal was based upon information available to the Appraiser and the facts and circumstances as they existed and were subject to evaluation on the date of the Appraisal. Events occurring after such dates could materially affect the assumptions used in preparing the Appraisal.


             The Appraiser is headed by Jules H. Marling, Jr. MAI, CRE. Mr. Marling has advised the Company that he has been involved in the real estate industry since 1968, and has personally prepared or supervised over 3,000 appraisals and consulting reports involving properties in over 40 states and several foreign countries. Mr. Marling is a member of the National Appraisal Institute (MAI) and the American Society of Real Estate Counselors (CRE) and the Chicago Board of Realtors. Additionally, he advised the Company that he is also a qualified expert witness on real estate analysis. In selecting the Appraiser, the Company's management first identified a number of potential appraisers. Two appraisers were invited to submit bids for the project. After reviewing the bids submitted, the Company selected the Appraiser. The Appraiser was selected by the Company's management based on the Appraiser's qualifications, expertise and reputation, the price of its services, its familiarity with the types of assets appraised, and its availability to provide a report in the time requested by the Company.

             For acting as appraiser for the Company in connection with the GHI Transaction, the Company has paid the Appraiser fees aggregating $12,000. The Company has also agreed to pay the reasonable out-of-pocket expenses of the Appraiser and to indemnify the Appraiser against certain liabilities incurred in connection with the engagement of the Appraiser by the Company. The fees payable to the Appraiser were not contingent upon consummation of the GHI Transaction.

             In performing the Appraisal, the Appraiser prepared and delivered to the Company certain written materials containing various analyses and other information relevant to the Appraisal. The following is a summary of these materials:

             General

             The Appraiser determined that the fair market value for GHI's real estate assets was $7,940,000. The procedures the Appraiser used for determining the fair market value of the properties varied based on the type of property. The Appraiser identified three different types of properties owned by GHI: (i) improved properties in which GHI owns the leased fee interest in the property; (ii) improved properties which GHI owns in fee simple; and (iii) unimproved vacant land which GHI owns in fee simple.

             Leased Fee Interest Properties

             The first class of properties consisted of GHI's Budgetel Inn, Annie's restaurant, Funset Boulevard, Hollywood Cinema and Big Boy restaurant. In evaluating the leased fee interest in these properties, the Appraiser relied exclusively on an income capitalization approach.
   All of the properties are leased to operating subsidiaries of the Company. The Appraiser prepared a discounted cash flow ("DCF") analysis based on the terms of the land leases for the properties. The Appraiser used lease information to arrive at a projected annual cash flow over a holding period of 12 years (at which time three of the five land leases expire). The Appraiser assumed a residual sale at the end of the holding period by capitalizing the year 12 income and then discounted the entire cash flow stream to arrive at a market valuation.

             To determine the discount rate used in its DCF analysis, the Appraiser examined the creditworthiness of the Company (as the lessee), and compared such creditworthiness to the current applicable rates in the public credit markets. The Appraiser then examined the properties themselves to determine the proper rate. In arriving at its conclusion, the Appraiser considered that the land leases are not subordinated to any mortgages and are secured by the value of the existing improvements (the value of which is greater than the value of the leased land). In addition, the Appraiser consulted an outside investment firm that specializes in net leases to determine an appropriate discount rate for the income streams produced by the properties. Based on the foregoing information, the Appraiser determined that 8.75% was an appropriate discount rate for all of the properties, except for the Big Boy restaurant. The Big Boy restaurant cash flow was discounted at 9.25% due to the low value of the improvements of such restaurant.

             In connection with its analysis, the Appraiser also determined the terminal capitalization rate (the rate applied to the year 12 cash flows to determine the value of the reversion). The Appraiser's research indicated that terminal capitalization rates for commercial properties such as the ones owned by GHI range from 7.5% to 13%. The Appraiser believed that, due to the uncertainty about the state of the improvements at reversion, the appropriate terminal capitalization for the properties should be towards the upper end of such range. The Appraiser determined that 12% would be an appropriate terminal capitalization rate for its analysis.

             Based on the foregoing, the Appraiser estimated the aggregate fair market value of the five leased fee properties in this class to be $5,990,000.

             Fee Simple Properties

             The second class of properties consisted of the SuperBowl bowling center, which includes a substantial real estate component as well as a "going concern" component. The Appraiser relied on a sales comparison and an income capitalization approach to arrive at two separate fair market value estimates. These estimates were then reconciled to arrive at a final estimate of value.

             In the sales comparison approach, the Appraiser used the sales of comparable bowling centers located throughout Wisconsin and northern Illinois as a basis for determining a fair market value estimate. Using the sales comparison approach, the Appraiser examined both square feet costs for sales of comparable centers, as well as costs per lane for comparable centers. The review of comparable sales led to an estimate of $40 per square foot for the building and $38,500 per lane. Based on this approach, the Appraiser estimated the fair market value of the SuperBowl to be $1,850,000.

             In the income capitalization approach, the Appraiser analyzed the recent operating history of the SuperBowl business and arrived at a stabilized annual cash flow estimate, which was capitalized into a value estimate, using both a gross income multiplier and an overall capitalization rate. The Appraiser first estimated stabilized operating results for the business by analyzing the recent historical operating statements, as well as 1997 year-to-date performance. The Appraiser then applied two separate analyses (gross income multiplier and capitalized income) to the stabilized income statement. The Appraiser's research indicated that gross revenue is often the primary consideration of a bowling operator in a decision to purchase a bowling facility. As a "rule of thumb," the bowling center operators interviewed by the Appraiser suggested the purchase price for a bowling operation would be approximately two times the gross income yielded by the "going concern." Income data was available for two of the bowling center sales used in the sales comparison approach and indicated gross income multipliers of 2.14 and 2.37. It was the Appraiser's opinion that these multipliers substantiated the "rule of thumb." Applying a gross income multiplier of
   2.00 to the bowling center's stabilized gross income, the Appraiser arrived at a value of $1,820,000. When using the capitalized income approach, the Appraiser applied an overall capitalization rate to stabilized operating cash flow. In determining the rate, the Appraiser reviewed the location, quality and overall condition of the property, as well as factoring in the market rate for this type of center. It was the Appraiser's opinion that a capitalization rate for this type of property would be within a range of 12%-13%. The Appraiser used an overall rate of 12.5% to arrive at a value indication of $1,750,000.

             In reconciling the value indicated by the sales comparison approach with the value indicated by the income capitalization approach, the Appraiser gave the greatest weight to the income capitalization approach because this would presumably be weighted most heavily by prospective purchasers and because, in considering the sales comparison approach, the Appraiser recognized that no two properties are ever exactly alike. All factors considered, the Appraiser estimated the market value of the SuperBowl bowling center to be $1,790,000.

             Vacant Fee Simple Properties

             The third class of properties consisted of approximately one acre of vacant land. The Appraiser relied exclusively on a sales comparison approach, using the sales of comparable land parcels as the basis for arriving at a market value estimate of the vacant land. Based on the analysis of similar sized parcels in the vicinity of this property, the Appraiser determined the value of this vacant land to be $160,000.

   Interest of the Company's Management; Potential Conflicts of Interest


             In considering the recommendations of the Board with respect to the GHI Transaction, shareholders should be aware that certain members of the Board and the Marcus family have certain interests in the GHI Transaction that are in addition to the interests of shareholders of the Company generally. Ben Marcus, Stephen H. Marcus and Diane Marcus Gershowitz, who are officers, directors and/or principal shareholders of the Company, Ida Lowe (the sister of Ben Marcus), and certain trusts for the benefit of members of their families, own and control GHI. Ben Marcus is the founder of the Company and continues to serve as a director emeritus and nonofficer employee. Stephen H. Marcus is the Chairman of the Board, President and Chief Executive Officer of the Company. Diane Marcus Gershowitz is a director of the Company. The other members of the Board have no ownership or economic interest in GHI. As a result of their beneficial ownership of Common Shares and Class B Shares, Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus may be deemed to control, or share in the control, of the Company. See "Election of Directors" and "Stock Ownership of Management and Others."

             The GHI Transaction involves an inherent potential conflict of interest between the interests of the Company and the interests of the members of the Marcus family described above. Although steps were taken to mitigate the potential conflict, including the retention by the Company of the Appraiser, the full disclosure to the Board (and to the Company's shareholders in this proxy statement) of the interests of the members of the Marcus family and the abstention from voting as directors on the approval of the Plan by Stephen H. Marcus (Diane Marcus Gershowitz was absent from the Board meeting at which the Board considered the Plan), the relationship of the Marcus family with the Company and the influence which they have by virtue of stock ownership and positions as officers and directors of the Company means that the GHI Transaction may present a potential conflict of interest. See "Stock Ownership of Management and Others."

             Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus as a group beneficially own 1.4% and 89.3%, respectively, of the outstanding Common Shares and Class B Shares. After giving effect to the GHI Transaction, they will beneficially own 5.0% and 89.3%, respectively, of the outstanding Common Shares and Class B Shares. Stephen H. Marcus, Diane Marcus Gershowitz and Ben Marcus collectively control 79.0% of the combined aggregate voting power of the Common Shares and Class B Shares and after giving effect to the GHI Transaction, they will control 79.1% of the combined aggregate voting power of the Common Shares and Class B Shares. In addition, the combined ownership of the outstanding Common Shares and Class B Shares of such individuals will only increase from 39.2% to 40.5%.

   Terms of the Plan

             The following description of certain terms of the Plan is only a summary and does not purport to be a complete statement of the terms and conditions of the GHI Transaction. This discussion is qualified in its entirety by reference to the Plan, which is set forth in Exhibit A and incorporated herein by reference.

             The Plan provides that, subject to the approval of the Plan by the Company's shareholders at the Meeting and the satisfaction or waiver of certain other conditions, the Company will issue to GHI (i) the number of Common Shares as have a value equal to the fair market value of the Net Operating Assets as of the closing date of the GHI Transaction in exchange for the Net Operating Assets owned by GHI and (ii) 299,547 new Class B Shares in exchange for and cancellation of the 299,547 existing Class B Shares owned by GHI. In the GHI Transaction, the Common Shares and Class B Shares received by GHI in exchange for all of its assets (net of liabilities) will be distributed in a tax-free liquidation of GHI to GHI's shareholders pro rata with their GHI share ownership.

             The closing of the GHI Transaction (the "Closing") is expected to occur on or about October 1, 1997 (the "Closing Date"). Based on the closing sale price of $24.50 per share of the Common Shares on May 29, 1997, the Appraisal and the net book value of the other Net Operating Assets as of June 5, 1997, a total of 425,959 Common Shares would be issued in the GHI Transaction to GHI in exchange for the Net Operating Assets owned by GHI. The number of Common Shares actually issuable in the GHI Transaction will be based on the average closing sale price of the Common Shares on the New York Stock Exchange over the 30 trading days ending five days before the Closing Date and the final Net Asset Value of GHI on the Closing Date. Additionally, 299,547 new Class B Shares will be issued in the GHI Transaction in exchange for and cancellation of the existing 299,547 Class B Shares owned by GHI.

             The obligations of the Company and GHI to consummate the GHI Transaction are subject to the approval of the Plan and the GHI Transaction, including the amendment to the Company's Articles of Incorporation described below, by the Company's shareholders at the Meeting and by GHI's shareholders. The Plan may be terminated at any time prior to the Closing, whether before or after approval of the GHI Transaction by the Company's shareholders, by either the Company or GHI.

             GHI has agreed to pay all of its fees and expenses incurred in connection with the GHI Transaction. The Company has agreed to pay all of its fees and expenses incurred in connection with the GHI Transaction.
   The Company estimates that its total out-of-pocket fees and expenses directly attributable to the GHI Transaction will be approximately $58,000, including $12,000 for the Appraisal, $3,663 for Securities and Exchange Commission filing fees, $7,500 for the proxy solicitor and $35,000 for legal fees and other expenses.

   Plans for Business Following the GHI Transaction

             Following the consummation of the GHI Transaction, the Company intends to continue its present business and operations, although the Company may consider selling the bowling center operation. The Company will likely contribute the acquired Net Operating Assets of GHI to the most appropriate operating subsidiaries.

   Accounting Treatment

             For financial reporting purposes, the assets acquired from GHI will be recorded at the historical book value of GHI rather than fair value because GHI and the Company are controlled by the same shareholders. The Common Shares issued to complete the GHI Transaction will be recorded at their fair value and the excess of this fair value over the historical book value of the assets will be recorded as a distribution. The GHI Transaction and the Company's acquisition of the Net Operating Assets will not have any material effect on the Company's consolidated financial condition or its results of operations.

   Tax Treatment

             The Company believes that (i) the transaction will qualify as a valid tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Company and GHI will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code; (iii) no income, gain or loss will be recognized by the Company or GHI for federal and state income (and franchise) tax purposes; and (iv) the tax basis of the assets of GHI in the hands of the Company will be the same as the basis of such assets in the hands of GHI immediately prior to the GHI Transaction. Shareholders of the Company who are not shareholders of GHI are not exchanging stock in the Company. Therefore, such shareholders of the Company will have no direct income tax consequences due to the GHI Transaction.

   Regulatory Approvals

             The Company is not aware of any federal, state or other governmental or regulatory approval that is required to consummate the GHI Transaction.

   Restrictions on Resale of Common Shares and Class B Shares to Be Issued in the GHI Transaction

             The Common Shares and Class B Shares to be issued pursuant to the Plan will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), and, accordingly, may be resold by GHI or GHI shareholders, as the case may be, only in a transaction that is either registered pursuant to the 1933 Act or is exempted from such registration. The Plan does not grant to GHI or GHI shareholders, as the case may be, any right to demand, or to participate in, any future registration under the 1933 Act of Common Shares or Class B Shares. Under the Company's Articles of Incorporation, no holder of Class B Shares may transfer Class B Shares without causing the Class B Shares to be converted into an equal number of Common Shares, except to a spouse, parent or lineal descendant thereof, a trust for the benefit of such holder or other entity controlled by such holder. Each Class B Share may be converted into one Common Share at any time at the option of the holder of Class B Shares.

   Section 16(b) Exemption

             If the shareholders approve the GHI Transaction at the Meeting, the issuance of the Common Shares to Stephen H. Marcus and Diane Marcus Gershowitz in the GHI Transaction will not subject them to potential "short swing" profit liability under Section 16(b) of the Securities Exchange Act of 1934 by reason of the application of an exemption therefrom under Rule 16b-3(d) under the Securities Exchange Act. The Company also believes this exemption applies by reason of the Board's specific advance approval of the GHI Transaction, including the issuance of Common Shares to Stephen H. Marcus and Diane Marcus Gershowitz.

   No Dissenters' Rights

             Dissenters' rights will not be available to the Company's shareholders under Wisconsin law with respect to the GHI Transaction. One-Time Stock Issuance Amendment to Articles of Incorporation

             The Company's Articles of Incorporation only allow additional issuances of Class B Shares as part of a stock split or stock dividend in conjunction with and in the same ratio as a stock split or stock dividend on the Common Shares and only to the holders of then outstanding Class B Shares. The Board has approved, and recommends that the Company's shareholders adopt at the Meeting, an amendment to Article 2 of the Company's Articles of Incorporation which would permit the one-time issuance by the Company of 299,547 new Class B Shares in connection with the GHI Transaction in exchange for and cancellation of the existing 299,547 Class B Shares owned by GHI ("Stock Issuance Amendment").

             The Stock Issuance Amendment also clarifies that the shareholders of GHI as of June 30, 1997 shall be deemed "Permitted Transferees" of the Class B Shares issued in the GHI Transaction so that any transfer or distribution of such Class B Shares by GHI to such shareholders upon the liquidation of GHI or otherwise shall not result in such shares being converted into an equal number of Common Shares. While the Company does not believe that the existing language of the Company's Articles of Incorporation would have required such a result, nonetheless the Company believes adoption of the clarification is advisable.

             The provisions of Article 2 of the Company's Articles of Incorporation, as proposed to be amended by the Stock Issuance Amendment, are set forth in Exhibit B to this Proxy Statement. The Stock Issuance Amendment will not result in any net increase in the number of outstanding Class B Shares because the 299,547 existing Class B Shares owned by GHI will be cancelled in the GHI Transaction.

   Vote Required

             In order for the GHI Transaction and the Stock Issuance Amendment to be approved by the Company's shareholders at the Meeting, the following votes must be obtained: (i) the affirmative vote of a majority of the votes entitled to be cast at the Meeting by the holders of the Common Shares as of the Record Date, voting separately as a class; (ii) the affirmative vote of a majority of the votes entitled to be cast at the Meeting by the holders of the Class B Shares as of the Record Date, voting separately as a class; and (iii) the affirmative vote of a majority of the votes entitled to be cast at the Meeting by the holders of both the Common Shares and the Class B Shares as of the Record Date, voting together as a single class. Any votes represented by Common Shares and the Class B Shares not cast at the Meeting (whether by broker nonvotes, abstentions or otherwise) will be treated as votes against the GHI Transaction and the Stock Issuance Amendment. As of the Record Date, Ben Marcus, Stephen H. Marcus and Diane Marcus Gershowitz, beneficially owned approximately 1.4% of the voting power of the Common Shares, 89.3% of the voting power of Class B Shares and 79.0% of the combined voting power of the Common Shares and Class B Shares. See "Stock Ownership of the Management and Others." Since it is expected that such individuals will vote in favor of approving the GHI Transaction and the Stock Issuance Amendment, sufficient votes for an affirmative vote of the majority of both the Class B Shares, voting separately as a class, and the Common Shares and the Class B Shares, voting together as a single class, are assured. However, there is no assurance that an affirmative vote of a majority of the votes entitled to be cast by the Common Shares, voting separately as a class, will be obtained at the Meeting for the GHI Transaction and the Stock Issuance Amendment.

             Common Shares and Class B Shares represented by executed but unmarked proxies will be voted "FOR" the GHI Transaction and the Stock Issuance Amendment, unless a vote against the GHI Transaction and the Stock Issuance Amendment or to abstain from voting is specifically indicated on the proxy. A vote "FOR" the GHI Transaction also constitutes a vote to approve the issuance of Common Shares to Stephen H. Marcus and Diane Marcus Gershowitz pro rata with their GHI share ownership for purposes of Rule 16b-3(d) under the Securities Exchange Act.



             THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE GHI TRANSACTION AND THE STOCK ISSUANCE AMENDMENT.

   Information about GHI

        General

             GHI was incorporated under the laws of the State of Wisconsin on August 6, 1959. GHI's principal office is located at 250 East Wisconsin Avenue, Suite 1700, Milwaukee, Wisconsin 53202; telephone: (414) 272-6020.

        Business

             GHI's principal operating assets include certain real estate, buildings and furniture and fixtures in the Appleton, Wisconsin area. GHI leases, under long-term operating leases, real estate to operating subsidiaries of the Company in the operation of the movie theatre, Hollywood Cinema, the family entertainment center, Funset Boulevard, and a Budgetel Inn motel. The Company leases the property for an Annie's Restaurant from GHI, which it in turn leases to an unaffiliated third party. The terms and conditions of the leases between the Company and GHI are believed to be no less favorable to the Company than could have been obtained from independent third parties. See "Certain Transactions." GHI also owns certain vacant property in the Appleton area. In addition, GHI owns and operates the SuperBowl bowling center on property adjacent to the properties leased to the Company. As of June 5, 1997, GHI had accounts and notes receivable from certain of its shareholders and other related parties aggregating $2,218,000. It is the intention of the shareholders of GHI to repay in cash all outstanding related party receivables prior to the closing of the GHI Transaction.

   Financial Statements

             The financial statements of GHI for the fiscal years 1996, 1995 and 1994, and for the 36 weeks ended June 5, 1997, and the accompanying notes, are set forth in Exhibit D to this Proxy Statement.

   Management's Discussion and Analysis of Financial Condition and Results of Operations

             The following table sets forth certain selected financial data of GHI for the periods presented derived from the unaudited financial statements of GHI.




                             Selected Financial Data
                                 (In Thousands)

                                             Thirty-Six
                                                                                        Year Ended
                                             Weeks Ended
                                               June 5,            September 26,     September 28,     September 29,   September 30,
                                                1997                 1996               1995             1994             1993
    Statement of Earnings Data:
    Revenues                                     $1,112              $1,384            $1,723           $1,926         $1,794
    Costs and expenses                              649               1,091             1,410            1,525          1,508
    Operating income                                463                 293               313              401            286
    Other income (expense)                          126                (213)              111               78             60
    Net earnings                                    589                  78               401              478            346

                                                June 5,          September 26,       September 28,
                                                 1997                1996                1995
    Balance Sheet Data:
    Total assets                                 $3,245              $2,623            $2,759
    Total current liabilities                       105                  72               136
    Total shareholders' equity                    3,140               2,551             2,623


             Results of Operations

             General

             GHI owns certain real estate, buildings and improvements, and furniture and fixtures in the Appleton, Wisconsin area which it leases to subsidiaries of the Company. In addition, GHI owns and operates a bowling center in Appleton. GHI previously owned and operated a second bowling center in Appleton until early in fiscal 1996, at which time the center was closed and the real estate was subsequently leased to the Company.
   GHI reports its results of operations on either a 52-or 53-week fiscal year. Fiscal 1993 was a 53-week year for GHI.

             Revenues

             Revenues for the 36 weeks ended June 5, 1997 were $1,112,000, down $23,000, or 2.0%, from the same prior year period. This decrease was due to the loss of $225,000 in revenues from the bowling center that was closed in fiscal 1996, offset by increased rental income from the Company. Revenues for the fiscal year ended September 26, 1996 were $1,384,000, down $339,000, or 19.7%, from the prior year. Reduced bowling center revenues of $356,000 as a result of the closure of the bowling center accounted for the entire decrease.

             Revenues for fiscal 1995 decreased $203,000, or 10.5%, versus the previous year. Fiscal 1994 revenues, however, were up $132,000, or 7.4%. The decrease in fiscal 1995 revenues and increase in fiscal 1994 revenues was the result of increased food and beverage sales at the two bowling centers in fiscal 1994 due to increased guests attending a major tournament held at these facilities.

             Operating Income

             Operating income for the 36 weeks ended June 5, 1997 was $463,000, an increase of $181,000, or 64.2%, over the same period the previous year. GHI's decision to close one of its bowling centers in fiscal 1996 and consolidate its business into the remaining facility resulted in increased operating income from bowling operations of $44,000 versus the previous year, with the remaining increase in operating income coming from increased rental income.

             Operating income for fiscal 1996 totaled $293,000, down $20,000, or 6.4%, from the previous year. The entire decrease was the result of closing the bowling center earlier in the year prior to the commencement of rental income from leasing the real estate to the Company.

             Fiscal 1995 operating income decreased $88,000, or 21.9%, from the previous year. Fiscal 1994 operating income, however, was up $115,000, or 40.2%, over fiscal 1993. As discussed previously, fiscal 1994 results were significantly enhanced by a major tournament held at GHI's bowling centers.

             Other Income (Expense)

             Other income for GHI consists primarily of interest income on GHI's accounts and notes receivables, along with dividend income earned on GHI's cash equivalents and 299,547 Class B Shares. Total interest and dividend income totaled $126,000 for the 36 weeks ended June 5, 1997, compared to $110,000, $110,000, $85,000 and $82,000 for the same items in fiscal years 1996, 1995, 1994 and 1993, respectively.

             In fiscal 1996, GHI incurred a loss on the disposition of property and equipment totaling $323,000 as a result of closing one of its bowling centers.

             Net Earnings

             Net earnings for the 36 weeks ended June 5, 1997 were $589,000, an increase of $551,000 versus the same period prior year. The increase consisted of $228,000 in operating income and interest/dividend income increases, combined with the fiscal 1996 loss on disposition of property and equipment of $323,000. Net earnings for fiscal 1996 were $78,000, down $323,000, or 80.5%, due to that same loss on disposition.

             Net earnings for fiscal 1995 were down $77,000 or 16.1%, compared to an increase in net earnings in fiscal 1994 versus fiscal 1993 of $132,000, or 38.2%. As discussed earlier, a major bowling tournament significantly improved fiscal 1994 operating results.

             Financial Condition

             GHI has entered into various noncancellable long-term leases of real estate and buildings with the operating subsidiaries of the Company. GHI believes that this provides a consistent and predictable cash source that should be adequate to support the ongoing operational liquidity needs of GHI's businesses.

             Net cash provided by operating activities totaled $701,000 for the 36 weeks ended June 5, 1997, an increase of $169,000 versus the full fiscal year 1996. The $532,000 of net cash provided by operating activities in fiscal 1996 represented a $46,000, or 9.5%, increase from the $486,000 of net cash provided by operating activities in fiscal 1995. The increase in both years was primarily the result of increased earnings and increases in current assets.

             Net cash used in investing activities during the 36 weeks ended June 5, 1997 totaled $873,000. Net cash used in investing activities totaled $604,000 in fiscal 1996. Increases in related party receivables accounted for the majority of the net cash used in investing activities during these two periods. Fiscal 1996 net cash used was partially offset by $147,000 of proceeds received from disposals of property and equipment from its closed bowling center. Capital expenditures totaled $25,000, $16,000 and $66,000 in fiscal years 1996, 1995 and 1994, respectively. Future annual capital expenditures are not expected to exceed fiscal 1996 expenditures and are expected to be funded by cash generated from operations. GHI has not used cash in any financing activities during the 36 weeks ended June 5, 1997. GHI distributed $150,000, $150,000 and $200,000 to shareholders during fiscal years 1996, 1995 and 1994, respectively. GHI paid off its remaining long-term debt in fiscal 1994 and has no outstanding long-term debt currently.

   Information about the Company

        Business

             Information about the business of the Company is contained in the 1997 Annual Report to Shareholders of the Company which accompanies this Proxy Statement. Such information, which appears on pages 4 through 13 of the Company's 1997 Annual Report to Shareholders, is incorporated herein by reference.

        Financial Statements

             Information about the results of operations of the Company is contained in the 1997 Annual Report to Shareholders of the Company which accompanies this Proxy Statement. The consolidated financial statements of Company for its fiscal years 1997 and 1996, are presented at pages 20 through 29 in the Company's 1997 Annual Report to Shareholders and are incorporated herein by reference.

   Management's Discussion and Analysis of Financial Condition and Results of Operations

        Results of Operations

             Information about the results of operations of the Company is contained in the 1997 Annual Report to Shareholders of the Company which accompanies this Proxy Statement. Such information, which appears on pages 14 through 19 of the 1997 Company's Annual Report to Shareholders, is incorporated herein by reference.

        Financial Condition

             Information about the financial condition of the Company is contained in the 1997 Annual Report to Shareholders of the Company which accompanies this Proxy Statement. Such information, which appears on page 19 of the 1997 Annual Report to Shareholders, is incorporated herein by reference.


                           AUTHORIZED STOCK AMENDMENT

   General

             The Board has unanimously approved, and unanimously recommends that the Company's shareholders adopt at the Meeting, an amendment to
   Article 2 of the Company's Articles of Incorporation which would increase the number of authorized Common Shares from 30,000,000 to 50,000,000 and the number of authorized Class B Shares from 20,000,000 to 33,000,000 ("Authorized Stock Amendment"). The Authorized Stock Amendment will not increase or otherwise affect the number of authorized shares of preferred stock which may be issued by the Company. The provisions of Article 2 of the Company's Articles of Incorporation, as proposed to be amended by the Authorized Stock Amendment, are set forth in Exhibit C to this Proxy Statement.

             As of the Record Date, in addition to the 11,240,376 Common Shares issued and outstanding, 100,568 Common Shares were reserved for issuance under the 1987 Stock Option Plan, 672,900 Common Shares were reserved for issuance under the 1995 Plan, 49,250 Common Shares were reserved for issuance under the Director Plan, 8,504,252 Common Shares were reserved for issuance upon any potential conversions of the Class B Shares, 491,437 Common Shares were reserved for issuance under the Company's Dividend Reinvestment and Associate Stock Purchase Plan, and approximately 425,959 Common Shares are issuable in the GHI Transaction (subject to adjustment), if approved by the Company's shareholders at the Meeting. As of the Record Date, 8,504,252 Class B Shares were issued and outstanding, with no further Class B Shares reserved for subsequent issuance, other than in connection with the GHI Transaction. There will be no net increase in the number of issued Class B Shares as a result of the GHI Transaction because, after the GHI Transaction, the existing Class B Shares owned by GHI will be cancelled in exchange for the new Class B Shares to be issued. Therefore, as of the Record Date (assuming approval of the GHI Transaction), there were a total of 21,484,742 Common Shares either issued and outstanding or reserved for issuance out of a total of 30,000,000 authorized Common Shares, leaving a total of 8,515,258 Common Shares remaining available for subsequent issuance or reservation. Similarly, as of the Record Date, a total of 11,495,748 Class B Shares remain available for subsequent issuance. The Company's Articles of Incorporation only allow additional issuances of Class B Shares as part of a stock split or dividend in conjunction with and in the same ratio as a stock split or dividend on the Common Shares and only to the holders of then outstanding Class B Shares.

             The Board believes that the increased number of authorized Common Shares contemplated by the proposed Authorized Stock Amendment is desirable to make additional unreserved Common Shares available for issuance or reservation without further shareholder authorization, except as may be required by law or by the rules of the New York Stock Exchange. Authorizing the Company to issue more shares than currently authorized by the Articles of Incorporation will not affect materially any substantive rights, powers or privileges of holders of Common Shares or the Class B Shares. There are currently no shares of preferred stock outstanding.
   The Company does not have any current plans or intentions to issue any of the additionally authorized Common Shares or Class B Shares, or any preferred stock, other than in connection with the GHI Transaction. However, the Board believes that having such additional shares authorized and available for issuance or reservation will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock, including stock dividends or splits or acquisitions of businesses using stock as consideration. The Board has no current plans to effect any such potential actions. Other than with respect to the reservation of Common Shares in connection with (i) the 1987 Plan; (ii) the 1995 Plan; (iii) the Director Plan; (iv) the conversion of Class B Shares into Common Shares; (v) the Dividend Reinvestment and Associate Stock Purchase Plan; and (vi) the GHI Transaction, the Company has no other plans or other existing or proposed agreements or understandings to issue, or reserve for future issuance, any of the additional Common Shares or Class B Shares which would be authorized by the Authorized Stock Amendment.

             As a result of their beneficial ownership of approximately 79.0% of the combined voting power of the Common Shares and Class B Shares, Ben Marcus, Stephen H. Marcus and Diane Marcus Gershowitz may already be deemed to control, or share in control, of the Company. Therefore, the Company does not view the Authorized Stock Amendment as part of an "anti-takeover" strategy. The Authorized Stock Amendment is not being advanced as a result of any known effort by any part to accumulate Common Shares or to obtain control of the Company. See "Stock Ownership of Management and Others."

   Vote Required

             In order for the Authorized Stock Amendment to be approved by the Company's shareholders at the Meeting, the following votes must be obtained from shareholders at the Meeting: (i) the affirmative vote of a majority of the votes entitled to be cast at the Meeting by the holders of the Common Shares as of the Record Date, voting separately as a class;
   (ii) the affirmative vote of a majority of the votes entitled to be cast at the Meeting by the holders of the Class B Shares as of the Record Date, voting separately as a class; and (iii) the affirmative vote of a majority of the votes entitled to be cast at the Meeting by the holders of both the Common Shares and the Class B Shares as of the Record Date, voting together as a single class. Any votes represented by Common Shares and Class B Shares not cast at the Meeting (whether by broker nonvotes, abstentions or otherwise) will be treated as votes against the Authorized Stock Amendment. As of the Record Date, Ben Marcus, Stephen H. Marcus and Diane Marcus Gershowitz, beneficially owned approximately 1.4% of the voting power of Common Shares, 89.3% of the voting power of Class B Shares and 79.0% of the combined voting power of the Common Shares and Class B Shares. See "Stock Ownership of the Management and Others." Since it is expected that such individuals will vote in favor of approving the Authorized Stock Amendment, sufficient votes for an affirmative vote of the majority of both the Class B Shares, voting separately as a class, and the Common Shares and the Class B Shares, voting together as a single class, are assured. However, there is no assurance that an affirmative vote of a majority of the votes entitled to be cast by the Common Shares, voting separately as a class, will be obtained at the Meeting for the Authorized Stock Amendment.

             Common Shares and Class B Shares represented by executed but unmarked proxies will be voted "FOR" the Authorized Stock Amendment, unless a vote against the Authorized Stock Amendment or to abstain from voting is specifically indicated on the proxy.

             THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AUTHORIZED STOCK AMENDMENT.

                              CERTAIN TRANSACTIONS

             The Company leases, under long-term leases, real estate occupied by five of the Company's facilities from GHI, an entity wholly-owned by Ben Marcus, Stephen H. Marcus, Diane Marcus Gershowitz, Ida Lowe and certain trusts for the benefit of members of their families ("Affiliated Parties") for an aggregate annual rental of approximately $440,000 and from Stephen H. Marcus and Diane Marcus Gershowitz for an aggregate annual rental of approximately $44,000. The Company has renewal options for all of these leases which, if fully exercised, would result in these leases expiring at various times between 2005 and 2030. Ida Lowe is the sister of Ben Marcus. See "Approval of Guest House Inn Transaction."

             During the 1997 fiscal year, the Company paid approximately $201,000 of interest to certain entities owned by certain of the Affiliated Parties on nine debts of the Company owed to such entities. These debts are due on demand and bear interest at the prime rate (8.50% at May 29, 1997). The largest aggregate amount outstanding on the above debts during the Company's 1997 fiscal year was $2,577,000. As of the end of the 1997 fiscal year, the amount outstanding on the nine debts was $2,001,000. Payment of both principal and interest on these debts is current.

             As has been the case in prior years, during the 1997 fiscal year, the Company leased automobiles from Selig Executive Leasing Co., Inc. Aggregate lease payments were $351,000 in fiscal 1997. Allan H. Selig, a director of the Company, is the President, Chief Executive Officer and sole shareholder of Selig Executive Leasing Co., Inc.

             The Company believes that all of the above transactions were consummated on terms at least as favorable as could have been obtained from non-affiliated third parties.

                                  OTHER MATTERS

             Representatives from Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions.

             The Board does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. The Board knows of no other matters to be brought before the Meeting which will require the vote of shareholders. For other business to be properly brought before the Meeting by a shareholder, such shareholder must give written notice of such proposed business complying with the Company's By-laws to the Secretary of the Company not less than 15 days in advance of the Meeting. If any other business or matters should properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

             The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for its 1997 fiscal year which ended on May 29, 1997. The Company will provide a copy of such Form 10-K (excluding exhibits) without charge to each person who is a record or beneficial owner of Common Shares or Class B Shares on the Record Date and who submits a written request therefor. Exhibits to the Form 10-K will be furnished upon payment of the fee described in the list of exhibits accompanying the copy of Form 10-K. Requests for copies of the Form 10-K and any exhibits thereto should be addressed to Thomas F. Kissinger, General Counsel and Secretary, The Marcus Corporation, 250 East Wisconsin Avenue, Suite 1700, Milwaukee, Wisconsin 53202-4220.

             The cost of soliciting proxies will be paid by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. The Company will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. The Company has retained D.F. King & Co., Inc. to aid in the solicitation at an estimated cost of approximately $4,000, plus $3.00 per telephone inquiry of shareholders and certain other out-of-pocket expenses.

             A shareholder wishing to include a proposal in the Company's proxy statement for its 1998 Annual Meeting of Shareholders must forward the proposal to the Company by May 1, 1998.

                                      On Behalf of the Board of Directors


                                      Thomas F. Kissinger
   Milwaukee, Wisconsin               General Counsel and Secretary
   August 22, 1997

                                                                    Exhibit A


                      AGREEMENT AND PLAN OF REORGANIZATION

             AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of June 30, 1997, by and among THE MARCUS CORPORATION, a Wisconsin corporation ("Buyer"); GUEST HOUSE INN, INC., a Wisconsin corporation ("Company"); and the shareholders of the Company as set forth on the signature page of this Agreement (individually a "Shareholder" and together "Shareholders").

                              W I T N E S S E T H :

             A. WHEREAS, Company is engaged in the business of owning, operating and leasing certain real estate in the Appleton, Wisconsin area, certain of which properties are leased by Company to Buyer (the "Business").

             B. WHEREAS, in addition to its operating assets, Company owns 299,547 existing shares of Buyer's Class B Common Stock, $1 par value per share ("Existing Class B Common Stock").

             C. WHEREAS, Buyer desires to purchase and assume from Company, Company desires to transfer to Buyer, and Shareholders desire to cause Company to transfer to Buyer, all of the assets and stated liabilities of Company, including particularly, but without limitation, all of the Existing Class B Common Stock.

             D. WHEREAS, the parties hereto intend that the transactions contemplated by this Agreement shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"), it being contemplated by the parties that, as an integral part of these transactions, after the Closing Date (as hereinafter defined) Company will distribute the shares of the Buyer's Common Stock, $1 par value per share ("Common Stock"), and the New Class B Common Stock (as hereinafter defined), received pursuant to Section 3.2 hereof to Shareholders in complete liquidation and dissolution of Company.

             NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

   1.     PURCHASE AND SALE OF ASSETS

          1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date, Company shall, and Shareholders shall cause Company to, sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept all the following assets or rights of Company (collectively, the "Purchased Assets"):

               1.1.(a)   Class B Common Stock.  All of the Existing Class B
          Common Stock.

               1.1.(b)   Owned Real Property and Buildings.  All of the owned
          real properties of Company, including the buildings and other improvements situated thereon (collectively, the "Owned Real Property and Buildings").

               1.1.(c)   Furniture and Fixtures.  All furniture, fixtures,
          equipment, apparatus, tools, supplies, spare parts and all other personal property owned, utilized or held for use by Company on the Closing Date wherever located (collectively, the "Furniture and Fixtures").

               1.1.(d)   Inventory.  All inventories of Company on the
          Closing Date.

               1.1.(e)   Contracts.  All Company contracts, including all
          leases and subleases of Owned Real Property and Buildings for which Company is lessor or sublessor ("Leases"), contractual rights, commitments, agreements, purchase orders and sales and service orders.

               1.1.(f)   Computer Software and Hardware.  All computer
          databases, source codes, programs and other computer software and hardware owned or utilized by Company.

               1.1.(g)   Literature.  All sales literature, promotional
          literature, catalogs and similar materials of Company relating to the Business.

               1.1.(h)   Records and Files.  All records, files, invoices,
          blueprints, specifications, designs, drawings, accounting records, customer lists, business records, operating data, research and library materials, documents and files and other data of Company relating to the Business.

               1.1.(i)   Notes and Accounts Receivable.  All notes, drafts
          and accounts receivable of Company.

               1.1.(j)   Licenses; Permits and Registrations.  All licenses,
          permits, registrations and approvals of Company relating to the Business.

               1.1.(k)   Cash and Bank Accounts.  All cash, bank
          accounts, money market funds and other cash equivalents or short-term securities of Company.

               1.1.(l)   Other Assets and Goodwill.  All prepaid
          expenses and items and all of Company's causes of action, claims, demands and rights against third parties relating to the Business, and other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

          1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, on the Closing Date, Company will not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following, and only the following, assets of Company (collectively, "Excluded Assets"):

               1.2.(a)   Consideration.  The consideration delivered to
          Company by Buyer pursuant to this Agreement.

               1.2.(b)   Corporate Franchise.  Company's franchise to be a
          corporation, its articles of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Company.

               1.2.(c)   Tax Records.  Company's income and franchise tax
          returns and tax records.


   2.     ASSUMPTION OF LIABILITIES

          2.1. Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge all stated liabilities of Company as set forth on the Closing Balance Sheet (as hereinafter defined), including all stated accounts payable, all taxes payable and all accrued liabilities and all obligations under Company contracts and Leases (collectively, "Assumed Liabilities").

   3.     PURCHASE PRICE - PAYMENT

          3.1. Purchase Price. The purchase price ("Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities; (ii) subject to adjustment under Section 3.3, the issuance of 425,959 shares of Common Stock, based on the Net Asset Value (as hereinafter defined) as of June 5, 1997, divided by the $24.50 closing sale price per share of Common Stock on the New York Stock Exchange ("NYSE") on May 29, 1997 ("Preliminary Net Asset Value Purchase Price"), in exchange for the Purchased Assets, other than Existing Class B Common Stock; and (iii) the issuance of 299,547 new shares of Buyer's Class B Common Stock, $1 par value per share ("New Class B Common Stock"), in exchange for and cancellation of Existing Class B Common Stock. "Net Asset Value," as used herein, shall mean (a) the fair market value of the Owned Real Property and Buildings, the Furniture and Fixtures and Leases, as determined by Buyer's qualified independent appraiser, Property Counselors, Inc. (the "Appraiser"); plus (b) the book value of all other Purchased Assets as set forth on the balance sheet of the Company; less
   (c) the book value of all stated liabilities of Company as set forth on the balance sheet of the Company.

          3.2.   Payment of Purchase Price.  Subject to adjustment under
   Section 3.3, the Purchase Price shall be paid by or on behalf of Buyer as follows:

               3.2.(a)   Assumption of Liabilities.  At the Closing, Buyer
          shall deliver to Company the Certificate of Assumed Liabilities in the form of Exhibit 2 hereto.

               3.2.(b)   Common Stock to Company.  At the Closing, Buyer
          shall deliver to Company certificates representing the shares of Common Stock issuable under Section 3.1.

               3.2.(c)   New Class B Common Stock to Company.  At the
   Closing, Buyer shall deliver to Company certificates representing the shares of New Class B Common Stock issuable under Section 3.1.

          3.3. Adjustment of Net Asset Value Purchase Price. Within 30 days following the Closing, Company shall prepare, or cause to be prepared, and deliver to Buyer a balance sheet of Company as of the Closing Date (the "Closing Balance Sheet"). The final Net Asset Value Purchase Price ("Final Net Asset Value Purchase Price") shall be the number of whole shares (with any fractional shares otherwise issuable rounded to the next closest whole number) of Common Stock, based on the Net Asset Value as of the Closing Date, divided by the average closing sale price of Common Stock on the NYSE over the 30 trading days ending five days before the Closing Date ("Closing Sale Price"). In the event the Final Net Asset Value Purchase Price is greater than the Preliminary Net Asset Value Purchase Price, Buyer shall issue to Company within five days after the delivery of the Closing Balance Sheet the number of shares of Common Stock that is equal to the difference between the Final Net Asset Value Purchase Price and the Preliminary Net Asset Value Purchase Price, with the value and number of shares of Common Stock to be determined based upon the Closing Sale Price. In the event the Preliminary Net Asset Value Purchase Price is greater than the Final Net Asset Value Purchase Price, Company shall return to Buyer within five days after the delivery of the Closing Balance Sheet the number of shares of Common Stock that is equal to the difference between the Preliminary Net Asset Value Purchase Price and the Final Net Asset Value Purchase Price, with the value and number of shares of Common Stock to be determined based upon the Closing Sale Price.

          3.4. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes as mutually agreed between Company and Buyer. Company, Shareholders and Buyer will follow and use such allocation in all income, sales registration and other tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Code or any regulations thereunder, the parties will disclose such reports to the other parties prior to filing with the IRS.

   4.     JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND
          SHAREHOLDERS

          Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer, and shall survive the Closing of the transactions provided for herein:

          4.1. Corporate. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on the Business as and where such is now being conducted, and to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto (such other documents and instruments being hereinafter called the "Ancillary Instruments") and to carry out the transactions contemplated hereby and thereby.

          4.2.   Authority.

               4.2.(a)   Corporate.  The execution and delivery of this
          Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby (including the liquidation and dissolution of Company as contemplated herein) and thereby have been duly authorized by the Board of Directors and shareholders of Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby (including the liquidation and dissolution of Company as contemplated herein) and thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Instruments will constitute, valid binding agreements of Company, enforceable against it in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

               4.2.(b)   Shareholders.  Each Shareholder has full power,
          legal right and capacity and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments (which term when used with respect to Shareholders shall include all other documents and instruments to be executed and delivered by Shareholders pursuant hereto) to be executed and delivered by each Shareholder pursuant hereto, and to carry out and perform the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other Ancillary Instruments to be executed and delivered by Shareholders pursuant hereto will constitute, valid binding agreements of Shareholders, enforceable against each of them in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          4.3. No Violation. Neither the execution and delivery of this Agreement or the Ancillary Instruments, nor the consummation by Company or Shareholders of the transactions contemplated hereby and thereby (a) will, to the knowledge of Company and Shareholders, violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority; (b) will, to the knowledge of Company and Shareholders, require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body; or (c) subject to obtaining necessary consents, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined) upon any of the Purchased Assets under, any term or provision of (i) the Articles of Incorporation or By-laws of Company or (ii) of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or Shareholders is a party or by which Company or Shareholders or any of their assets or properties may be bound or affected, other than contracts, commitments, understandings, arrangements, agreements and the like which, if violated or breached, would not have a material adverse effect on Company.

          4.4. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed on the Final Closing Balance Sheet, to the knowledge of Company and Shareholders, Company does not have any liabilities, commitments or obligations (known or unknown, secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred in the ordinary course of business and consistent in amount and nature with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company.


          4.5.  Compliance With Laws.

               4.5.(a) Compliance. Company is in compliance with all applicable federal, state and local laws, ordinances, orders, rules and regulations (collectively, "Laws"), other than Laws which, if violated by Company, would not have a material adverse effect on Company.

               4.5.(b) Licenses, Permits and Registrations. Company has all licenses, permits, registrations, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the Business and the operation of Company's facilities ("Permits"), other than those Permits which, if not obtained by Company, would not have a material adverse effect on Company. All such Permits are in full force and effect and are assignable to Buyer without restriction in accordance with the terms hereof, subject to obtaining any necessary consents. Company is and has been in compliance with all such Permits.

               4.5.(c) Environmental Matters. To the knowledge of Company and Shareholders, Company is in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder ("Regulations").

          4.6.  Title to and Condition of Properties.

               4.6.(a) Marketable Title. Company has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, choses in action, pledges, licenses, equities, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions or encumbrances of any nature whatsoever (collectively, "Liens"), except for those Liens which do not materially adversely effect the Business or Purchased Assets, and, in the case of Owned Real Property and Buildings, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized ("Permitted Real Property Liens"). Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens, other than Permitted Real Property Liens or those which do not materially adversely effect the Business or the Purchased Assets.

               4.6.(b) Condition. All tangible Purchased Assets and all tangible property and assets of Company (real and personal) are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the continued use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in Company's industry and are sufficient to carry on the Business as conducted during the preceding 12 months. All buildings, facilities and other structures utilized by Company are in good condition and repair (except such minor defects as do not interfere with the continued use thereof in the conduct of the normal operations of Company) and have no structural defects.

          4.7. Shareholders. There are no holders of issued and outstanding capital stock of Company on the date hereof other than the Shareholders listed on Schedule 4.7 hereto, with such list including the number of shares of Company Common Stock each holder owns and each holder's percentage of voting control of Company Common Stock.

          4.8. Certain Securities Law Matters. Shareholders have sufficient knowledge and experience in financial and business matters that they are capable of evaluating the economic risks of an investment in the Common Stock and New Class B Common Stock to be received. The financial condition of each Shareholder is currently adequate to bear the economic risks of an investment in the Common Stock and New Class B Common Stock. Each Shareholder acknowledges that he, she or it is an "accredited investor" for purposes of Regulation D promulgated under the Securities Act of 1933. Each Shareholder acknowledges that the Common Stock and New Class B Common Stock to be received by them upon liquidation of the Company as contemplated by this Agreement will be acquired for investment purposes only for himself and not for any other person or with a view toward resale, disposition or distribution, that such securities have not been registered under the Securities Act of 1933 or any applicable state securities (or "blue sky") laws or regulations and, therefore, cannot be resold unless so registered or exempted therefrom. Each Shareholder understands that certificates representing such securities will bear an appropriate legend reflecting the foregoing restrictions on transfer.

   5.     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to Company and Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or Shareholders or any notice to Company or Shareholders, and shall survive the Closing of the transactions provided for herein:

          5.1. Corporate. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Buyer has all requisite corporate power to enter into this Agreement and the Ancillary Instruments to be executed and delivered hereunder by Buyer and to carry out the transactions contemplated hereby and thereby.

          5.2. Authority. The execution and delivery of this Agreement and the Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by the Board of Directors of Buyer. No other further corporate act or proceeding on the part of Buyer will be necessary to authorize this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby (other than the approval of the shareholders of Buyer, which will be required to consummate the transactions contemplated hereby and thereby). This Agreement constitutes, and when executed and delivered, the Ancillary Instruments will constitute, valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          5.3. Buyer Stock. At the Closing, the shares of Common Stock and Class B Common Stock to be issued to Company on the Closing Date pursuant to Section 3.2 hereof will be duly authorized for issuance and, upon such issuance by Buyer, will be validly issued, fully paid and nonassessable (except for any statutory liabilities for unpaid wage claims and other liabilities of employees under Wisconsin Statutes Section 180.0622(2)(b)).

   6.     OTHER MATTERS

          6.1. NYSE Listing. Buyer shall use its best efforts to cause the shares of Common Stock issued hereunder to be approved for listing on the NYSE as soon as practicable after the Closing Date, subject to official notice of issuance.

          6.2. Access to Information and Records. During the period prior to the Closing Date, Company and Shareholders shall give Buyer, its counsel, accountants and other representatives access during normal business hours to all of the properties, books, records, contracts and documents of Company, and Company and Shareholders shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request. During the period prior to the Closing Date, Company and Shareholders shall give Buyer, its counsel, accountants and other representatives access to Company employees, agents and representatives for the purposes of such meetings and communications as Buyer desires.

          6.3. Liquidation and Dissolution. From and after the Closing Date, Company will not engage in any business or active operations (other than satisfying its existing debts and obligations which are not Assumed Liabilities and winding up its affairs), will liquidate and dissolve as a corporation, and will distribute the Common Stock and New Class B Common Stock received pursuant to Section 3.2 hereof to Shareholders in complete cancellation and redemption of their shares of Company Common Stock.

          6.4. Securities Law Matters. Buyer shall file a Form D with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933 and the regulations promulgated thereunder. Shareholders shall amend any Schedule 13Gs or Form 4s that have been filed with the SEC by such Shareholders to reflect the consummation of the transactions contemplated hereby.

   7.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

          7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company and Shareholders in this Agreement or in any instrument, list, certificate or writing delivered by Company or Shareholders pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

          7.2. Compliance With Agreement. Company and Shareholders shall have performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.1.

          7.3. Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Shareholders, Company, or any of their respective affiliates, officers or directors (in such capacity) seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

          7.4. Securities Law Matters. All appropriate registrations, consents or filings, if any, required with respect to the issuance hereunder of Common Stock and New Class B Common Stock shall have been obtained or made prior to the Closing Date.

          7.5. Shareholder Approval. Buyer shall have received the approval of Buyer's shareholders at Buyer's annual meeting of shareholders to be held on September 29, 1997 with respect to this Agreement, the transactions contemplated hereby and an amendment to Buyer's Articles of Incorporation to permit the issuance of the New Class B Common Stock.

   8.     CONDITIONS PRECEDENT TO COMPANY'S AND SHAREHOLDERS' OBLIGATIONS

          Each and every obligation of Company and Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

          8.1.  Representations and Warranties True on the Closing Date.
   Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          8.2. Compliance With Agreement. Buyer shall have performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with thereby prior to or on the Closing Date, including the delivery of the closing documents specified in
   Section 10.2.

          8.3. Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, Shareholders, Company, or any of their respective affiliates, officers or directors (in such capacity) seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

   9.     INDEMNIFICATION

          9.1.   By Company and Shareholders.   Subject to the terms and
   conditions of this Article 9, Company and each Shareholder, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and its directors, officers, employees and controlled and controlling persons (collectively, "Buyer's affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates or the Business, Purchased Assets or Assumed Liabilities transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company or any Shareholder contained in or made pursuant to this Agreement; (b) the breach of any covenant of Company or any Shareholder contained in this Agreement; or (c) any Claim of or against Buyer, the Purchased Assets or the Business not specifically assumed as an Assumed Liability by Buyer pursuant hereto. As used in this Article 9, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
   (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

          9.2.  By Buyer.  Subject to the terms and conditions of this
   Article 9, Buyer, hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlling persons, and each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) the breach of any covenant of Buyer contained in this Agreement; or (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto.

          9.3. Indemnification of Third Party Claims. The obligations and liabilities of any party to indemnify any other party under this Article 9 with respect to Claims relating to or arising from third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

               9.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the other party or parties (whether one or more, the "Indemnifying Party") written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this
          Article 9, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of such Third Party Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation to the Indemnified Party under this Article 9 with respect to such Claim. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               9.3.(b) Failure to Defend. If the Indemnifying Party, within 20 days after notice of any such Third Party Claim (or sooner if the nature of the Claim so requires), fails to defend such Claim actively and in good faith, then the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim, or consent to the entry of a judgment with respect thereto, on behalf of and for the account and risk of the Indemnifying Party and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise or settlement thereof.

               9.3.(c) Indemnified Party's Rights. Anything in this Article 9 to the contrary notwithstanding, (i) if there is a reasonable probability that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Claim.

          9.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any Claim amount due under this Article 9, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any Claim amount owed to the Indemnifying Party by the Indemnified Party; provided, however, that before any such right to set-off is exercised, the Indemnified Party shall provide the Indemnifying Party with at least 15 days advance notice of such intention to exercise such set-off rights. Such notice shall include a description of the Claim, including the amount thereof, and the method by which the Indemnified Party intends to exercise such set-off rights. If, during such 15 day period, the Indemnifying Party objects to the exercise of such set-off rights, the Indemnifying Party shall notify the Indemnified Party of such objection in writing, and shall describe the basis for such objection and the amount of the Claim as to which the Indemnifying Party does not believe should be subject to such set-off rights. Upon receipt of such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that (i) one arbitrator shall be selected by the Indemnified Party, the second arbitrator shall be selected by the Indemnifying Party, and the third arbitrator shall be selected by the two previously selected arbitrators and (ii) in all respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules. During the pendency of any dispute under this Section 9.4, the Claim amounts owed to the Indemnifying Party by the Indemnified Party which are the subject of the disputed set-off shall be withheld from payment until the dispute is finally resolved. If it is finally determined that all or a portion of such withheld amount was not owed to the Indemnified Party, the Indemnified Party shall promptly pay the Indemnifying Party such amount not owed. The right of set-off under this
   Section 9.4 shall not be exclusive of any other rights or remedies at law or equity which the Indemnified Party may have against the Indemnifying Party.

          9.5. Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which Claims may be brought without limitation as to time or amount:

               9.5.(a)          Time Limitation.  No Claim or action shall be
          brought under this Article 9 for breach of a representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                      (i) There shall be no time limitation on Claims on actions brought for (A) Claims of or against Buyer or the Purchased Assets not specifically assumed by Buyer pursuant hereto or (B) breach of any representation or warranty made by Shareholders or Company in or pursuant to Section 4.5(c), and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

                      (ii) Any Claim made by a party hereunder prior to the termination of the survival period for such Claim shall be preserved despite the subsequent termination of such survival period.

                      (iii) If any act, omission, disclosure or failure to disclose shall form the basis for a Claim for breach of more than one representation or warranty, and such Claims have different periods of survival hereunder, the termination of the survival period of one Claim shall not affect a party's right to make a Claim based on the breach of representation or warranty still surviving.

   10.    CLOSING

          The closing of this transaction ("Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, at 9:00 a.m. on October 1, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

          10.1. Documents to be Delivered by or on Behalf of Company and Shareholders. At the Closing, Company and Shareholders shall deliver, or cause to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

               10.1.(a) Stock Certificates. Stock certificates representing the Existing Class B Common Stock.

               10.1.(b) Deeds, Bill of Sale. Deeds to Owned Real Property and Buildings and Bill of Sale to other Purchased Assets in the form of Exhibit 1 hereto.

               10.1.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Company and Shareholders authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement (including the subsequent liquidation and dissolution of the Company).

               10.1.(d)   Other Documents.  All other documents, instruments
          or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

          10.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Company and Shareholders the following documents, in each case duly executed or otherwise in proper form:

               10.2.(a) Stock Certificates. Stock certificates (in such denominations as mutually agreed upon) representing the number of shares of Common Stock and New Class B Common Stock required to be issued and delivered by Section 3.2 hereof.

               10.2.(b) Assumption of Liabilities. Certificate of Assumed Liabilities in the form of Exhibit 2 hereto.

               10.2.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               10.2.(d) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

   11.    TERMINATION

          11.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing by either Buyer or Company.

   12.    MISCELLANEOUS

          12.1.  Disclosure Schedule.   Information set forth in the
   Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every substantive respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

          12.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Purchased Assets being transferred hereunder.

          12.3. Public Announcements. Public announcements concerning the transactions provided for in this Agreement by any party hereto shall be subject to the approval of the other parties in all essential respects, except that Company's and Shareholders' approval shall not be required as to any statements and other information which Buyer may make pursuant to offers or sales of securities to employees or others, disclosures necessary in the ordinary course of business, disclosures by Buyer deemed necessary or advisable as a result of Securities and Exchange Commission or NYSE requirements, or as otherwise required by law.

          12.4. Assignment; Parties in Interest. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties; provided, however, that Buyer may assign and transfer its rights and obligations hereunder to any "affiliate" thereof (as such term is defined under the Securities Exchange Act of 1934, as amended), without the prior written consent of any other party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          12.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

          12.6. Amendment and Modification. Buyer, Company and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing; provided, however, that upon liquidation of Company, its written agreement to any such amendment, modification or supplement shall no longer be required.

          12.7. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, Company and Shareholders, jointly and severally, shall pay, and shall indemnify, defend and hold harmless Buyer from and against any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto. Buyer shall pay all fees and expenses of the Appraiser with respect to the appraisal of the Owned Real Property and Buildings, the Furniture and Fixtures and Leases.
   Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby. The parties agree that the prevailing party in any action or arbitration brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action or arbitration, including without limitation attorneys' fees and prejudgment interest.

          12.8. Entire Agreement. This Agreement, along with the Ancillary Instruments, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          12.9. Counterparts. This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and which shall be effective as of the date and year written above.

          12.10. Further Documents. Buyer, Company and Shareholders each agree to execute all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

          12.11. Tax Covenant. Buyer will not take any action, prior to or following the Closing, that will cause the transactions contemplated by this Agreement to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code. This covenant shall survive the Closing.

          12.12. IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

          THE MARCUS CORPORATION             GUEST HOUSE INN, INC.


          By:                                By:
               Stephen H. Marcus,                 Stephen H. Marcus,
                                                  President
               President and Chief
                 Executive Officer


   SHAREHOLDERS:



          Stephen H. Marcus, personally      Ida Lowe, personally

                                             Ben and Celia Marcus 1992
                                             Revocable Trust
          Diane Marcus Gershowitz,
          personally
                                             By:
          Ida Lowe S Corporation Trust            Ben Marcus, as Trustee
          (Charles and David)
                                             Ida Lowe S Corporation Trust
                                             (Charles and Susan)
          By:
              Stephen H. Marcus, as
              Trustee
                                             By:
                                                 Stephen H. Marcus, as
          Exemption Trust under the Will         Trustee
           of Charles Lowe


          By:
              Ida Lowe, as Trustee

                                                                    Exhibit B

                            PROPOSED AMENDMENT TO THE
                            ARTICLES OF INCORPORATION

               The proposed amendment to Section (B)(5) of Article 2 of the Company's Articles of Incorporation that would be effected if the Stock Issuance Amendment is approved by shareholders at the Meeting is underlined.

               (5)    Issuance of the Class B Common Stock.

               (a) Initial Issuance. One share of Class B Common Stock shall be initially issued for each outstanding share of Class B Common Stock, par value one dollar ($1) per share, of The Marcus Corporation, a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated August 13, 1992, by and between the Corporation and The Marcus Corporation.

               (b) Subsequent Issuance. Following the initial issuance, the Board of Directors may only issue shares of the Class B Common Stock in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Class B Common Stock and only to the then holders of the outstanding shares of the Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Common Stock. Except as provided in this subparagraph (b), the Corporation shall not issue additional shares of Class B Common Stock after the initial issuance of Class B Common Stock, as described in Paragraph (B)(5)(a) of this Article, and all shares of Class B Common Stock surrendered for conversion shall be retired, unless otherwise approved by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and Class B Common Stock entitled to vote, voting together as a single class, as provided in Paragraph (B)(1) of this Article. NOTWITHSTANDING THE FOREGOING, THE BOARD OF DIRECTORS AND THE CORPORATION SHALL BE PERMITTED TO MAKE A ONE-TIME ISSUANCE OF 299,547 SHARES OF CLASS B COMMON STOCK TO GUEST HOUSE INN, INC. ("GHI") IN CONNECTION WITH THE AGREEMENT AND PLAN OF REORGANIZATION DATED JUNE 30, 1997, BY AND AMONG THE CORPORATION, GHI AND THE SHAREHOLDERS OF GHI, IN EXCHANGE FOR AND CANCELLATION OF 299,547 SHARES OF CLASS B COMMON STOCK OWNED BY GHI AND, NOTWITHSTANDING ANY OTHER PROVISION OF THESE ARTICLES OF INCORPORATION (INCLUDING PARTICULARLY SECTION (B)(3) OF THIS ARTICLE 2), THE SHAREHOLDERS OF GHI ON JUNE 30, 1997 SHALL BE "PERMITTED TRANSFEREES" OF THE SHARES OF CLASS B COMMON STOCK ISSUED TO GHI.

                                                                    Exhibit C

                            PROPOSED AMENDMENT TO THE
                            ARTICLES OF INCORPORATION

               The proposed amendments to the first sentence of Article 2 of the Company's Articles of Incorporation that would be effected if the Authorized Stock Amendment is approved by shareholders at the Meeting are underlined and the proposed deletions have been indicated by overstriking.

                                    ARTICLE 2

                                Authorized Shares

               The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is <#> fifty-one</#> EIGHTY-FOUR million <#> (51,000,000) </#>(84,000,000) shares, consisting of (i) <#> thirty </#> FIFTY million <#> (30,000,000) </#> (50,000,000)
   shares of a class designated "Common Stock", with a par value of one dollar ($1) per share; <#> twenty </#> THIRTY-THREE million <#> (20,000,000) </#> (33,000,000) shares of a class designated "Class B Common Stock", with a par value of one dollar ($1) per share; and one million (1,000,000) shares of a class designated "Preferred Stock", with a par value of one dollar ($1) per share.

                                                                    Exhibit D

                              GUEST HOUSE INN, INC.
                           BALANCE SHEETS - UNAUDITED
                                 (In Thousands)

                                                       June 5,      September 26,    September 28,
                                                         1997           1996              1995
    ASSETS

    CURRENT ASSETS
     Cash and cash equivalents                         $  309           $  481            $  703
     Accounts and notes receivable                      2,241            1,370               670
     Inventories                                           13               15                23
     Prepaid assets                                        38               55               148
                                                       ------            _____            ______
    Total current assets                                2,601            1,921             1,544

    PROPERTY AND EQUIPMENT
     Land                                                 270              270               270
     Buildings and improvements                         1,972            1,972             2,377
     Furniture, fixtures and equipment                    758              758             1,242
                                                       ______            _____             _____
    Total property and equipment                        3,000            3,000             3,889
     Less accumulated depreciation                      2,364            2,306             2,682
                                                       ______            _____             _____
    Net property and equipment                            636              694             1,207

    OTHER ASSETS                                            8                8                 8
                                                       ------           ------            ------
   Total assets                                        $3,245           $2,623            $2,759
                                                       ======           ======            ======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    CURRENT LIABILITIES
     Accounts payable                                  $   56          $     6           $    44
     Taxes other than income taxes                         46               63                87
     Accrued liabilities                                    3                3                 5
                                                       ------           ------           -------
    Total current liabilities                             105               72               136

    SHAREHOLDERS' EQUITY
     Common stock, no par value, authorized                 5                5                 5
     1,000 shares, issued and
     outstanding 50.0 shares
     Retained earnings                                  3,135            2,546             2,618
                                                       ------           ------           -------

    Total shareholders' equity                          3,140            2,551             2,623
                                                       ------           ------           -------
    Total liabilities and shareholders' equity         $3,245           $2,623            $2,759
                                                       ======           ======           =======

   See accompanying notes.




                              GUEST HOUSE INN, INC.
                       STATEMENTS OF EARNINGS - UNAUDITED
                                 (In Thousands)

                                                         For the
                                                       Thirty-Six Weeks
                                                          Ended                         For the Year Ended
                                                          June 5,        September 26,     September 28,     September 29,

                                                          1997               1996               1995              1994
    REVENUES
     Food and beverage                                 $  310               $  451              $  625          $  792
     Bowling                                              483                  650                 832             883
     Rental income                                        319                  283                 266             251
                                                      -------               ------              ------          ------
    Total revenues                                      1,112                1,384               1,723           1,926

    COSTS AND EXPENSES
     Food and beverage                                     90                  141                 203             242
     Advertising and marketing                             33                   46                  84              62
     Administrative                                         6                    8                   8              18
     Other operating expenses                             431                  714                 875             950
     Depreciation                                          58                  121                 135             155
     Property taxes                                        31                   61                 105              98
                                                      -------               ------              ------          ------
    Total costs and expenses                              649                1,091               1,410           1,525
                                                      -------               ------              ------          ------

    OPERATING INCOME                                      463                  293                 313             401

    OTHER INCOME (EXPENSE):
     Interest income                                       55                   53                  27              23
     Dividend income                                       71                   57                  83              62
     Interest expense                                      --                   --                  --             (7)
     Gain (loss) on disposition of property                --                (323)                   1              --
     and equipment
                                                       ------               ------              ------          -------
                                                          126                (213)                 111              78
                                                       ------               ------              ------          -------
    EARNINGS BEFORE INCOME TAXES                          589                   80                 424             479
     State income tax                                      --                    2                  23               1
                                                       ------               ------              ------          -------
    NET EARNINGS                                       $  589               $   78              $  401          $  478
                                                       ======               ======              ======          =======

   See accompanying notes.


                              GUEST HOUSE INN, INC.
                      STATEMENTS OF CASH FLOWS - UNAUDITED
                                 (In Thousands)
                                                             For the
                                                            Thirty-Six
                                                           Weeks Ended                         For the Year Ended
                                                                              September 26,    September 28,     September 29,
                                                             June 5,
                                                                                   1996             1995             1994
                                                               1997
    OPERATING ACTIVITIES
    Net earnings                                             $  589              $   78            $  401           $  478
    Adjustments to reconcile net earnings to net cash
    provided by operating activities:
     (Gain) loss on disposition of property                      --                 323               (1)               --
      and equipment and other assets
     Depreciation                                                58                 121               135              155
     Changes in assets and liabilities:
      Accounts and notes receivable                               2                  26              (18)               18
      Inventories                                                 2                   8                --              (3)
      Prepaid expenses                                           17                  40                 7             (11)
      Accounts payable                                           50                (38)              (42)               21
      Taxes other than income taxes                             (17)               (24)                 3             (18)
      Other accrued liabilities                                  --                 (2)                 1                1
                                                             ------             -------            ------          -------
    Total adjustments                                           112                 454                85              163
                                                             ------             -------            ------          -------
    Net cash provided by operating activities                   701                 532               486              641

    INVESTING ACTIVITIES
    Capital expenditures                                         --                (25)              (16)             (66)
    Net proceeds from disposals of property and                  --                 147                --               --
    equipment
    Change in related party receivables                      (1,283)              (535)              (30)               28
    Change in due from First American Finance Corp.             410               (191)             (221)               --
                                                             ------            -------            ------          -------
    Net cash used in investing activities                      (873)              (604)             (267)             (38)

    FINANCING ACTIVITIES
    Debt transactions:
     Principal payments on long-term debt                        --                  --                --            (209)
    Equity transactions:
     Distributions to shareholders                               --               (150)             (150)            (200)
                                                             ------             ------            -------         -------
    Net cash used in financing activities                        --               (150)             (150)            (409)
                                                             ------             ------            -------         -------

    Net increase (decrease) in cash and cash equivalents       (172)              (222)                69              194
    Cash and cash equivalents at beginning of year              481                703                634              440
                                                             -------            ------             ------         --------

    Cash and cash equivalents at end of year                $   309             $  481             $  703           $  634
                                                             ======             ======             ======         ========
   See accompanying notes.


                              GUEST HOUSE INN, INC.

                    NOTES TO FINANCIAL STATEMENTS - UNAUDITED

                                  June 5, 1997

   1.   Description of Business and Summary of Significant Accounting
        Policies

   Description of Business

        The principal operating assets of GHI include certain real estate, buildings and furniture and fixtures in the Appleton, Wisconsin area. GHI leases, under long-term operating leases, real estate to subsidiaries of the Company. GHI also owns certain vacant properties and owns and operates a bowling center in the Appleton area.

   Fiscal Year

        GHI reports on a 52/53-week year ending the last Thursday of September. All annual periods presented consist of 52 weeks.

   Cash Equivalents

        GHI considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates market.

   Inventories

        Inventories, consisting principally of food and beverages, are stated at average cost.

   Depreciation

        Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives:

                                                Years

        Building and improvements               7 - 31
        Furniture, fixtures and equipment       5 - 10

   Advertising and Marketing Costs

        GHI expenses all advertising and marketing costs as incurred.

   Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Unaudited Financial Data

        These financial statements are unaudited, however, in the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. Operating results for the thirty-six weeks ended June 5, 1997, are not necessarily indicative of the results that might be expected for the year ending September 25, 1997.

   Other Assets

        Other noncurrent assets consist of 299,547 Class B Shares of The Marcus Corporation, recorded at historical cost. Holders of Class B Shares are substantially restricted in their ability to transfer their Class B Shares. Holders of Class B Shares are entitled to ten votes per share while holders of Common Shares are entitled to one vote per share on any matters brought before the shareholders of the Company. The shareholders of GHI also have voting control of the Company.

   Income Tax Status

        GHI has elected to be taxed as an S Corporation under the applicable provisions of the Internal Revenue Code and the tax laws of Wisconsin.
   The liability for federal and state income taxes under S Corporation provisions is the responsibility of the shareholders individually. Accordingly, GHI's financial statements do not reflect any provision or liability for current or deferred federal or state income taxes except for minor surcharge or recycling taxes. Assuming the acquisition by the Company is approved, income taxes would generally be provided at the Company's effective tax rate of 40%.

   2.   Accounts and Notes Receivable

        The composition of accounts and notes receivable is as follows (in thousands):

                                    June 5,    September 26,  September 28,
                                     1997          1996            1995

    Related party receivables         $2,216         $933            $398

    Due from First American
      Finance Corporation                  2          412             221


    Interest and other                    23           25              51
      receivables
                                      ------       ------          ------
                                      $2,241       $1,370            $670
                                      ======       ======          ======

   3.   Leases

        The GHI's leasing operations consist of leasing property and equipment under operating leases expiring in various years through 2016. Income for such leases from related parties amounted to $319,000 for the thirty-six weeks ended June 5, 1997, and $283,000, $266,000 and $251,000 in 1996, 1995 and 1994, respectively.

        Following is a summary of property on or held for lease at June 5, 1997 (in thousands):

             Land                               $  241
             Buildings and improvements          1,112
             Furniture, fixtures and
                  equipment                        193
                                                -------
                                                 1,546
             Less:  Accumulated depreciation     1,304
                                                -------
                                                $  242
                                                =======

        Minimum future rentals to be received on non-cancelable related party operating leases as of June 5, 1997 for each of the next 5 fiscal years and in the aggregate are (in thousands):

                  1998                           $ 449
                  1999                             449
                  2000                             449
                  2001                             456
                  2002                             482
                  Subsequent to 2002             5,038
                                                -------
                  Total minimum future
                  rentals                       $7,323
                                               ========

   4.   Related-Party Transactions

        In addition to the leasing activities disclosed above, GHI also transfers excess cash to and obtains operating advances from First American Finance Corporation ("First American"), a subsidiary of the Company. Interest is paid to First American based on the prime rate, or interest is paid to GHI based on 90-day certificate of deposit rates. Operating advances are available to GHI on an as needed basis.
   Interest income earned by GHI on advances to First American was $9,000 for the thirty-six weeks ended June 5, 1997, and $25,000 and $11,000 in 1996 and 1995, respectively. No interest income was earned on advances to First American in 1994.

        GHI has various accounts and notes receivable from shareholders and other related parties (see Note 2). Interest income earned by GHI on these related party receivables was $46,000 for the thirty-six weeks ended June 5, 1997, and $28,000, $13,000 and $23,000 in 1996, 1995 and 1994,
   respectively. It is the intention of the shareholders of GHI to pay all outstanding related party receivables prior to closing on the proposed transaction between GHI and the Company.

                                                                      [WHITE]
                             THE MARCUS CORPORATION
                        PROXY FOR HOLDERS OF COMMON STOCK
                       SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                              ON SEPTEMBER 29, 1997

   The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, September 29, 1997, at the Pfister Hotel, Milwaukee, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth below as more completely described in the Proxy Statement for the meeting.

   The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 1997 Annual Report to Shareholders and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director, FOR approval of the Guest House Inn, Inc. transaction and the associated amendment to the Articles of Incorporation to permit the one-time issuance of shares of Class B Common Stock in exchange for and cancellation of an equal number of existing shares of Class B Common Stock, FOR approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock and Class B Common Stock, and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
   __________________________________________________________________________

                   THE MARCUS CORPORATION 1997 ANNUAL MEETING


    1.          1 - Diane Marcus Gershowitz   [_]  FOR all    [_]  WITHHOLD
    ELECTION       2 - Timothy E. Hoeksema         nominees        AUTHORITY
    OF            3 - Stephen H. Marcus 4 -        listed to       to vote
    DIRECTORS:    Daniel F. McKeithan, Jr.         the left        for all
                   5 - Bruce J. Olson  6 -         (except         nominees
                  Allan H. Selig  7 - Ulice        as              listed to
                         Payne, Jr.                specified       the left.
                   8 - Philip L. Milstein          below).

    (Instructions:  To withhold authority to      ------
    vote for any indicated nominee, write the     ------
    number(s) of the nominee(s) in the box
    provided to the right.)


    2.   Approval of the Guest House Inn, Inc.          [_]    [_]      [_]
         transaction and associated amendment to the    FOR    AGAINST  ABSTAIN
         Articles of Incorporation to permit the one-time issuance of shares of Class B Common Stock in exchange for and cancellation of an equal number of existing shares of Class B Common
         Stock.

    3.   Approval of an amendment to the Articles of     [_]   [_]      [_]
         Incorporation to increase the number of         FOR   AGAINST  ABSTAIN
         authorized shares of Common Stock and Class B
         Common Stock.

    4. Upon such other business as may properly come before the annual meeting or any adjournment thereof in accordance with the best judgment of such proxies.

   Address Change?               Date:______________________   N0. OF SHARES
   Mark Box  [_]
   Indicate changes below:


                                                     Signature(s) in Box

                                                     Please sign exactly as
                                                     your name appears on
                                                     your stock certificate.
                                                     Joint owners should each
                                                     sign personally.  A
                                                     corporation should sign
                                                     in full corporate name
                                                     by a duly authorized
                                                     officer.  When signing
                                                     as attorney, executor,
                                                     administrator, trustee
                                                     or guardian, give full
                                                     title as such.

                                                                       [BLUE]
                             THE MARCUS CORPORATION
                    PROXY FOR HOLDERS OF CLASS B COMMON STOCK
                       SOLICITED BY THE BOARD OF DIRECTORS
     FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                               SEPTEMBER 29, 1997

   The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Class B Common Stock of THE MARCUS CORPORATION which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, September 29, 1997, at the Pfister Hotel, Milwaukee, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth below as more completely described in the Proxy Statement for the meeting.

   The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 1997 Annual Report to Shareholders and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director, FOR approval of the Guest House Inn, Inc. transaction and the associated amendment to the Articles of Incorporation to permit the one-time issuance of shares of Class B Common Stock in exchange for and cancellation of an equal number of existing shares of Class B Common Stock, FOR approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock and Class B Common Stock, and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
   __________________________________________________________________________

                   THE MARCUS CORPORATION 1997 ANNUAL MEETING


    1.               1 - Diane Marcus       [_]  FOR all      [_]  WITHHOLD
    ELECTION      Gershowitz  2 - Timothy        nominees          AUTHORITY
    OF                  E. Hoeksema              listed to         to vote
    DIRECTORS:   3 - Stephen H. Marcus 4 -       the left          for all
                 Daniel F. McKeithan, Jr.        (except as        nominees
                  5 - Bruce J. Olson  6 -        specified         listed to
                 Allan H. Selig  7 - Ulice       below).           the left.
                        Payne, Jr.
                  8 - Philip L. Milstein


    (Instructions:  To withhold authority to      ------
    vote for any indicated nominee, write the     ------
    number(s) of the nominee(s) in the box
    provided to the right.)

    2.   Approval of the Guest House Inn, Inc.         [_]     [_]      [_]
         transaction and associated amendment to the   FOR     AGAINST  ABSTAIN
         Articles of Incorporation to permit the one-time issuance of shares of Class B Common Stock in exchange for and cancellation of an equal number of existing shares of Class B Common
         Stock.

    3.   Approval of an amendment to the Articles of   [_]     [_]      [_]
         Incorporation to increase the number of       FOR     AGAINST  ABSTAIN
         authorized shares of Common Stock and Class B
         Common Stock.


    4. Upon such other business as may properly come before the annual meeting or any adjournment thereof in accordance with the best judgment of such proxies.

   Address Change?               Date:______________________   N0. OF SHARES
   Mark Box  [_]
   Indicate changes below:


                                                     Signature(s) in Box

                                                     Please sign exactly as
                                                     your name appears on
                                                     your stock certificate.
                                                     Joint owners should each
                                                     sign personally.  A
                                                     corporation should sign
                                                     in full corporate name
                                                     by a duly authorized
                                                     officer.  When signing
                                                     as attorney, executor,
                                                     administrator, trustee
                                                     or guardian, give full
                                                     title as such.